                                                                  File No. 69-78
                                                                  --------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM U-3A-2

              Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility
                           Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                         MINNESOTA POWER & LIGHT COMPANY
                         -------------------------------
                                (Name of company)

hereby files with the Securities Exchange Commission pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

         1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

                                            State of
Name                                        Organization        Location               Nature of Business
----                                        ------------        --------               ------------------
Minnesota Power & Light Company             Minnesota           Duluth, MN             Electric Utility

Superior Water, Light and Power             Wisconsin           Superior, WI           Electric, Gas and
   Company <F1>                                                                        Water Utility

Energy Land, Incorporated <F1><F3>          Wisconsin           Duluth, MN             Tugboat Leasing

BNI Coal, Ltd. <F1>                         North Dakota        Bismarck, ND           Coal Mining

Capital Re Corporation <F4>                 Delaware            New York, NY           Financial Guaranty
                                                                                       Reinsurance

Rainy River Energy Corporation <F1><F2><F3> Minnesota           Duluth, MN             Energy Management

RendField Land Company, Inc. <F1><F2><F3>   Minnesota           Duluth, MN             Land Holding

UtilEquip, Incorporated <F2><F3><F5><F32>   Minnesota           Duluth, MN             Inactive

Synertec, Incorporated <F1><F2><F3>         Minnesota           Duluth, MN             Venture Investor in
                                                                                       energy efficiency,
                                                                                       pollution control and
                                                                                       energy conservation
                                                                                       activities

Minnesota Pulp, Incorporated <F1><F2><F32>  Minnesota           Duluth, MN             Inactive

Minnesota Pulp II, Incorporated             Minnesota           Duluth, MN             Inactive
   <F2><F3><F31><F32>

Lakeview Financial Corporation 1            Minnesota           Duluth, MN             Inactive
   <F1><F2><F3>

Lakeview Financial Corporation 2            Minnesota           Duluth, MN             Inactive
   <F1><F2><F3>
                                                    -1-

Upper Minnesota Properties,                 Minnesota           Duluth, MN             Affordable Housing
   Inc. <F1><F2><F3>                                                                   Projects and Economic
                                                                                       Development

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Affordable Housing
   Meadowlands, Inc. <F2><F3><F10>                                                     Project

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Affordable Housing
   Irving, Inc. (<F2><F3><F10>                                                         Project

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Economic Development
   Development, Inc. <F2><F3><F10>

Minnesota Power Enterprises,                Minnesota           Duluth, MN             Product and Marketing
   Inc. <F1><F2><F3>                                                                   Coordination

Minnesota Power Services Group,             Minnesota           Duluth, MN             Product Development
   Inc. <F2><F3><F6>

Electric Outlet, Inc. <F2><F3><F9>          Minnesota           Duluth, MN             Retailer

MP Water Resources Group,                   Minnesota           Duluth, MN             Water and Wastewater
   Inc. <F1><F8>

MP Real Estate Holdings, Inc. <F1><F2><F3>  Minnesota           Duluth, MN             Real Estate

MP&L Capital I <F1><F2>                     Minnesota           Duluth, MN             Trust

PCUC Acquisition Sub, Inc. <F1><F2><F3>     Minnesota           Duluth, MN             Inactive

Heater Utilities, Inc. <F11>                South Carolina      Cary, NC               Water and Wastewater
                                                                                       Treatment Utility

Heater of Seabrook, Inc.                    South Carolina      Seabrook Island,       Water and Wastewater
 <F2><F3><F13><F19>                                             SC                     Treatment Utility -
                                                                                       Assets Sold

Brookwood Water Corporation <F2><F3><F13>   North Carolina      Fayetteville, NC       Water Utility

Upstate Heater Utilities,                   South Carolina      Anderson, SC           Water Utility
 Inc.<F2><F3><F13>

Florida Water Services                      Florida             Apopka, FL             Water and Wastewater
   Corporation <F11><F12>                                                              Treatment Utility

Pelican Utility Corporation <F2><F3><F14>   Florida             Apopka, FL             Liquefied Propane Gas

Instrumentation Services, Inc <F2><F3><F11> North Carolina      Apopka, FL             Predictive Maintenance
                                                                                       Services

Lehigh Acquisition Corporation <F7>         Delaware            Lehigh Acres, FL       Subdivider, Developer

Lehigh Corporation <F15><F18>               Florida             Lehigh Acres, FL       Subdivider, Developer

News-Star Publications, Inc.                Florida             Lehigh Acres, FL       Newspaper Publisher -
<F2><F3><F17><F19>                                                                     Sold

                                                   -2-

Lehigh Land & Investment, Inc.              Florida             Lehigh Acres, FL       Inactive
   <F2><F3><F17>

Cliffside Properties, Inc. <F3><F17><F22>   California          Lehigh Acres, FL       Resort Operations

Home at Lehigh, Inc. <F2><F3><F17><F19>     Florida             Lehigh Acres, FL       Construction Company -
                                                                                       Sold

Interlachen Lakes Estates, Inc.             Florida             Interlachen, FL        Subdivider, Developer
<F2><F3><F15>

Sundowner Properties, Inc. <F2><F3><F15>    Pennsylvania        Williston, FL          Subdivider, Developer

SRC of Florida, Inc. <F2><F3><F15><F16>     Florida             Lehigh Acres, FL       Subdivider, Developer

Able Land Services, Inc.<F2><F3><F17><F19>  Florida             Lehigh Acres, FL       Land Management - Sold

Enterprise Lehigh, Inc. <F2><F3><F20>       Florida             Lehigh Acres, FL       Subdivider, Developer

Palm Coast Holdings, Inc. <F17>             Florida             Palm Coast, FL         Subdivider, Developer

Sugarmill Woods Communities, Inc.           Florida             Homosassa, FL          Subdivider, Developer
   <F2><F3><F17><F21>

FiberCore, Incorporated <F2><F3><F11>       Minnesota           Duluth, MN             Inactive

MP Automotive Services, Inc. <F1><F23>      Minnesota           Duluth, MN             Automotive Services
                                                                                       Holding Company

ADESA Houston, Inc. <F2><F3><F24>           Texas               Houston, TX            Automobile Auction

ADESA San Antonio, Inc. <F2><F3><F24>       Texas               San Antonio, TX        Automobile Auction

ADESA Corporation <F23><F24><F30>           Indiana             Indianapolis, IN       Automobile Auction -
                                                                                       Corporate Operation

ADESA Auto Transport, Inc. <F2><F3><F25>    Indiana             Moody, AL              Automobile Transport

A.D.E. of Birmingham, Inc. <F3><F25>        Alabama             Moody, AL              Automobile Auction

ADESA Ohio, Inc. <F2><F3><F25>              Ohio                Cleveland, OH          Automobile Auction
                                                                Franklin, OH

Auto Dealers Exchange of                    Tennessee           Memphis, TN            Automobile Auction
   Memphis, Inc. <F2><F3><F25>

A.D.E. of Lexington, Inc. <F3><F25>         Kentucky            Lexington, KY          Automobile Auction

Auto Dealers Exchange of                    Massachusetts       Acton, MA              Automobile Auction
   Concord, Inc. <F3><F25>                                      Framingham, MA

Greater Buffalo Auto Auction, Inc.          New York            Akron, NY              Automobile Auction
   <F3><F25>

ADESA Indianapolis, Inc. <F2><F25>          Indiana             Plainfield, IN         Automobile Auction

                                                      -3-

ADESA Funding Corporation <F2><F3><F25>     Indiana             Indianapolis, IN       Inactive

A.D.E. Management Company <F2><F25>         Indiana             Indianapolis, IN       Automobile Auction
                                                                                       Holding Company

A.D.E. of Jacksonville, Inc. <F2><F29>      Florida             Jacksonville, FL       Automobile Auction
                                                                Sarasota/
                                                                   Bradenton, FL

A.D.E. of Knoxville, Inc. <F2><F3><F25>     Tennessee           Knoxville, TN          Automobile Auction

ADESA Charlotte, Inc. <F2><F3><F25>         North Carolina      Charlotte, NC          Automobile Auction

ADESA Texas, Inc. <F2><F25>                 Texas               Austin, TX             Automobile Auction
                                                                Mesquite, TX

Auto Banc Corporation <F2><F3><F25>         New Jersey          Manville, NJ           Wholesale Vehicle
                                                                                       Redistributor

ADESA New Jersey, Inc. <F2><F25>            New Jersey          Manville, NJ           Automobile Auction

ADESA Wisconsin, Inc. <F2><F3><F25>         Wisconsin           Portage, WI            Automobile Auction

ADESA Pennsylvania, Inc.                    Pennsylvania        Pittsburgh, PA         Automobile Auction
  <F2><F3><F25>

Automotive Finance Corporation <F25>        Indiana             Indianapolis, IN       Financial Services

AFC Funding Corporation <F28>               Indiana             Indianapolis, IN       Financial Services

ADESA Canada, Inc. <F2><F3><F26>            Quebec              Vars, Ontario,         Automobile Auction
                                                                Canada                 Corporate Operations

ADESA Montreal, Inc. <F2><F3><F27>          Quebec              St. Eustache,          Automobile Auction
                                                                Quebec, Canada

3095-1115 Quebec Inc. <F2><F3><F27>         Quebec              St. Eustache,          Inactive
                                                                Quebec, Canada

ADESA Halifax, Inc. <F2><F3><F27>           Nova Scotia         Lr. Sackville,         Automobile Auction
                                                                Nova Scotia,
                                                                Canada

ADESA Ottawa, Inc. <F2><F3><F27>            Ontario             Vars, Ontario,         Automobile Auction
                                                                Canada

ADESA Remarketing Services, Inc.            Ontario             Vars, Ontario,         Automobile Remarketing
   <F2><F3><F27>                                                Canada

ADESA Moncton, Inc. <F2><F3><F27>           New Brunswick       Moncton, New           Automobile Auction
                                                                Brunswick, Canada

                                                      -4-

Footnotes

<F1>    Subsidiary of Minnesota Power & Light Company.

<F2>    Contributed less than 1 percent of consolidated net income for the year ended December 31, 1996.

<F3>    Consisted of less than 1 percent of consolidated assets at December 31, 1996.

<F4>    Minnesota Power & Light Company has a 20.6 percent  ownership  interest in Capital Re Corporation (Capital Re). Capital Re is an investment accounted for by the equity method.

<F5>    Subsidiary of RendField Land Company, Inc.

<F6>    Subsidiary of Minnesota Power Enterprises, Inc.

<F7>    MP Water Resources Group, Inc. has an 80 percent ownership interest in this corporation.

<F8>    Previously Topeka Group Incorporated.

<F9>    Subsidiary of Minnesota Power Services Group, Inc.

<F10>   Subsidiary of Upper Minnesota Properties, Inc.

<F11>   Subsidiary of MP Water Resources Group, Inc.

<F12>   Previously Southern States Utilities, Inc.

<F13>   Subsidiary of Heater Utilities, Inc.

<F14>   Subsidiary of Florida Water Services Corporation.

<F15>   Subsidiary of Lehigh Acquisition Corporation.

<F16>   SRC of Florida, Inc. is a 50 percent partner in Guardian Title of Lehigh, a title company in
        Lehigh Acres, FL.

<F17>   Subsidiary of Lehigh Corporation.

<F18>   Lehigh  Corporation  owns 100 percent of J.W. Ford, Inc., an investment accounted for under the equity method. J.W. Ford, Inc. owns 50 percent of Joel/Bell Property, Inc. a land management company in Lehigh Acres, FL. Lehigh Corporation is also a 40 percent participant in Westminster L.L.P. which is involved in residential development in Lehigh Acres, FL.

<F19>   Sold in 1996.

<F20>   Lehigh   Corporation   had  an  80  percent  stock  ownership  in  this
        corporation until it acquired the remaining 20 percent stock ownership on February 29, 1996.

<F21>   Sugarmill Woods Communities, Inc. dissolved its 50 percent participation in Greenbriar Lakes Joint
        Venture.

<F22>   Cliffside Properties, Inc. owned 50 percent of Admiral Lehigh Resort, Ltd. Partnership, a resort operation in Lehigh Acres, FL. which was sold in 1996.

<F23>   MP Automotive Services,  Inc., formerly ADESA Holdings, Inc., purchased
        80 percent of ADESA Corporation on July 1, 1995, 3 percent on January 31, 1996 and the remaining 17 percent on August 21, 1996.

<F24>   Subsidiary of MP Automotive Services, Inc.

<F25>   Subsidiary of ADESA Corporation.

<F26>   ADESA Corporation has an 93.4 percent stock ownership in this corporation. ADESA Canada, Inc. owns
        20 percent of Impact Auto Auctions Ltd.

                                                -5-

Footnotes Continued
<F27>   Subsidiary of ADESA Canada, Inc.

<F28>   Subsidiary of Automotive Finance Corporation.

<F29>   Subsidiary of A.D.E. Management Company.

<F30>   ADESA Corporation owns 51 percent of ADESA South Florida, L.L.C. which is an automobile auction in
         Opa-Locka, FL.

<F31>   Subsidiary of Minnesota Pulp, Incorporated.

<F32>   In process of dissolution.





         2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.


Claimant - Minnesota Power & Light Company

         Reference is made to Annual Report Form 10-K (File No. 1-3548), filed by the claimant with the Commission on March 28, 1996, for the fiscal year ended December 31, 1995, particularly pages 25, 26, and 27, which is hereby incorporated by reference in this statement.

Subsidiary - Superior Water, Light and Power Company

         Same reference as under claimant.

         3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

         (a) Number of kWh of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.
                                           Electricity            Gas

Minnesota Power & Light Company           9,347,351,193           None

Superior Water, Light and Power Company    544,674,112         28,963,176

Florida Water Services Corporation             None              28,634
                                                        (Liquefied Propane Gas)

         (b)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas distributed at retail outside the State in which each such company is organized.

None


         (c)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                                           Electricity            Gas

Minnesota Power & Light Company           1,856,682,000           None

Superior Water, Light and Power Company        None               None

Florida Water Services Corporation             None               None


         (d)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas purchased outside the State in which each company is organized or at the State line.

                                           Electricity            Gas

Minnesota Power & Light Company           6,657,376,001           None

Superior Water, Light and Power Company    562,969,047            None

Florida Water Services Corporation*             None              None

* Purchased only liquefied propane gas and all such purchases were made from local distributors and delivered in Florida.


         4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

Not applicable to Minnesota Power & Light Company
                                              -7-

                                    Exhibits

Exhibit A is the consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year, together with a consolidating statement of income and consolidating statement of retained earnings of the claimant and its subsidiary companies for the last calendar year.

Exhibit A-1 is the consolidating financial statements for MP Water Resources Group, Inc. (MP Water Resources). These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-2 is the consolidating financial statements for Lehigh Acquisition Corporation which are combined with MP Water Resources and filed as Exhibit A-1.

Exhibit A-3 is the consolidating financial statements for Heater Utilities, Inc. These statements are combined in the consolidated financial statements for MP Water Resources and filed as Exhibit A-1.

Exhibit A-4 is the consolidating financial statements for MP Automotive Services, Inc. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-5 - Consolidating financial statements for ADESA Corporation are combined in the consolidating financial statements for MP Automotive Services, Inc. and are filed as Exhibit A-4. Consolidating financial statements for ADESA Corporation have been excluded from this exhibit due to the competitive nature of the information.

Exhibit A-6 is the consolidating financial statements for RendField Land Company. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-7 - Consolidating financial statements for Upper Minnesota Properties, Inc. are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A. These statements have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-8 is the consolidating financial statements for Minnesota Pulp, Incorporated. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-9 is a list of abbreviations used in the Exhibits.

Exhibit B is the Financial Data Schedule.

Exhibit C is not applicable to Minnesota Power & Light Company.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 26th day of February 1997.



                                                MINNESOTA POWER & LIGHT COMPANY
                                           ------------------------------------
                                                    (Name of Claimant)



                                            By        D.G. Gartzke
                                           ------------------------------------
                                                Senior Vice President -
                                           Finance and Chief Financial Officer


Attest:


                   Mark A. Schober
-------------------------------------------------
                     Controller


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

   David G. Gartzke  Senior Vice President - Finance and Chief Financial Officer
   ----------------  -----------------------------------------------------------
        (Name)                                  (Title)



                         Minnesota Power & Light Company
                             30 West Superior Street
                             Duluth, Minnesota 55802
                             -----------------------
                                    (Address)

Exhibit A
Page 1 of 8

                                                                              MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                                          DECEMBER  1996
                                CONSOLIDATED  ELIMINATIONS       MPL           SWL           CNWR          ENLD          CNAD
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
  ELECTRIC               -U100   1225373,334     3,094,205   1197665,455    24,613,674             0             0             0
  ELECTRIC MISCELLANEOUS -U175     23305,532             0     17290,439        54,026             0             0             0
  GAS                    -U400     13857,571       953,178             0    12,904,393             0             0             0
  WATER (SWLP)           -U401     19115,962     2,384,623             0    16,731,339             0             0             0
  COAL               -U550,551     43997,263             0             0             0             0             0             0
  COMMON                 -U500             0     6,432,006-            0     6,432,006             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS    1325649,662             0   1214955,894    60,735,438             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  WATER                  -U300    418977,793             0             0             0   418,977,793             0             0
  WATER MISCELLANEOUS    -U350     11563,244             0             0             0    11,563,244             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS        430541,037             0             0             0   430,541,037             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  AUTO REDISTRIBUTION    -N550    162170,984             0             0             0             0             0   162,170,984
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  PULP                   -N300             0             0             0             0             0             0             0
  AFFORD HOUSING AND OTHE-N350       552,170             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL INVEST OPERATIONS          552,170             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  TOTAL PLANT                    1918913,853             0   1214955,894    60,735,438   430,541,037             0   162,170,984
  ACCUMULATED DEPREC-U600,N600    653816,068-            0    491648,484-   20,754,094-  113,785,923-            0     6,476,221-
  CONSTRUCTION IN PRO-U710,711     22652,473             0      3313,885       645,385     7,114,203             0    11,579,000
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    NET PLANT                    1287750,258             0    726621,295    40,626,729   323,869,317             0   167,273,763
  SECURITIES INVESTES-N900,905     78922,762       817,836-    74552,268             0       198,949     4,989,380             0
  EQUITY INVESTMENTS     -N910    102289,664             0    102289,664             0             0             0             0
  REAL ESTATE            -N400     50996,767             0             0             0    50,996,767             0             0
  OTHER                  -N500      3747,701             0      2145,005             0     1,602,696             0             0
  INV IN SUBSIDIARIES    -N200             3-  580,202,915-   580202,911             0             0             0             1
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL PLANT AND ASSETS       1523707,149   581,020,751-  1485811,143    40,626,729   376,667,729     4,989,380   167,273,764
CURRENT ASSETS  (A)
  CASH                   -110      30947,581             1      1937,963       716,655     5,379,267         5,677    22,646,027
    WORKING FUNDS        -150        202,761             0       193,236         9,525             0             0             0
  TEMP CASH INVESTMENTS  -200       8944,671     5,800,000-    13508,176             0       830,000             0             0
  RESTRICTED CASH        -115              0             0             0             0             0             0             0
  TRADING SECURITIES     -250      86819,405       533,834-    87353,239             0             0             0             0
  CUSTOMER ACCTS REC     -321     150628,221             0     40527,229     6,444,832    10,613,414             0    89,488,730
    RESERVE FOR UNCOL ACT-322       6568,445-            0       316,156-      308,147-      509,796-            0     5,434,346-
  OTHER ACCOUNTS RECEIVABLE
    NOTES RECEIVABLE     -310        482,015             0       247,716             0       234,299             0             0
    OTHER ACCOUNTS REC   -409      20237,374       336,553-     7748,984       781,173    10,619,999        41,723             0
    ACCTS REC FROM ASSOC -432              0   293,083,779-    58272,672        30,000    45,131,789     3,915,226    56,320,168
  FUEL STOCK             -500       7637,973             0      7581,648        56,326             0             0             0
  PLANT & OPER SUPPLIES  -610      15030,903             0      9546,446       656,309     1,000,429             0     1,220,782
    MERCHANDISE          -620        489,495             0       302,931             0             0             0             0
    STORES EXPENSE UNDIST-630         63,122             0            85        63,037             0             0             0
  PREPAYMENTS            -700       8929,933     1,692,400      1861,128       927,971     1,033,647             0     3,341,341
  OTHER CUR & ACCR ASSETS-900       3162,229             0      1953,657       227,636       979,844             0             0
    FUNDS HELD BY TRUSTEE-145       5102,489     6,500,000-     4903,177     6,699,312             0             0             0
    INTEREST DEP & OTHER -120              0             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL CURRENT ASSETS         332109,727   304,561,765-   235622,131    16,304,629    75,312,892     3,962,626   167,582,702
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
DEFERRED CHARGES        H-200     110581,733       887,058     84902,038     1,702,394    18,890,939       250,000       821,265
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
INTANGIBLES - GOODWILL  N-700     166985,544             0             0             0     1,304,860             0   165,680,684
            - OTHER     N-702      12665,336             0             0             0             0             0    11,823,417
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL INTANGIBLES            179650,880             0             0             0     1,304,860             0   177,504,101
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
TOTAL ASSETS                     2146049,489   884,695,458-  1806335,312    58,633,752   472,176,420     9,202,006   513,181,832
                                ============  ============  ============  ============  ============  ============  ============

                                       CNRD          BNI           RAIN          SYNR
                                  ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
  ELECTRIC               -U100               0             0             0             0
  ELECTRIC MISCELLANEOUS -U175               0             0       470,633        55,218
  GAS                    -U400               0             0             0             0
  WATER (SWLP)           -U401               0             0             0             0
  COAL               -U550,551               0    43,997,263             0             0
  COMMON                 -U500               0             0             0             0
                                  ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS                0    43,997,263       470,633        55,218
                                  ------------  ------------  ------------  ------------
  WATER                  -U300               0             0             0             0
  WATER MISCELLANEOUS    -U350               0             0             0             0
                                  ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS                   0             0             0             0
                                  ------------  ------------  ------------  ------------
  AUTO REDISTRIBUTION    -N550               0             0             0             0
                                  ------------  ------------  ------------  ------------
  PULP                   -N300               0             0             0             0
  AFFORD HOUSING AND OTHE-N350         552,170             0             0             0
                                  ------------  ------------  ------------  ------------
    TOTAL INVEST OPERATIONS            552,170             0             0             0
                                  ------------  ------------  ------------  ------------
  TOTAL PLANT                          552,170    43,997,263       470,633        55,218
  ACCUMULATED DEPREC-U600,N600               0    20,745,892-        6,260-       47,416-
  CONSTRUCTION IN PRO-U710,711               0             0             0             0
                                  ------------  ------------  ------------  ------------
    NET PLANT                          552,170    23,251,371       464,373         7,802
  SECURITIES INVESTES-N900,905               0             0             0             0
  EQUITY INVESTMENTS     -N910               0             0             0             0
  REAL ESTATE            -N400               0             0             0             0
  OTHER                  -N500               0             0             0             0
  INV IN SUBSIDIARIES    -N200               0             0             0             0
                                  ------------  ------------  ------------  ------------
    TOTAL PLANT AND ASSETS             552,170    23,251,371       464,373         7,802
CURRENT ASSETS  (A)
  CASH                   -110           60,063         4,885-       57,429        19,933
    WORKING FUNDS        -150                0             0             0             0
  TEMP CASH INVESTMENTS  -200                0       381,495             0             0
  RESTRICTED CASH        -115                0             0             0             0
  TRADING SECURITIES     -250                0             0             0             0
  CUSTOMER ACCTS REC     -321                0     3,554,016             0             0
    RESERVE FOR UNCOL ACT-322                0             0             0             0
  OTHER ACCOUNTS RECEIVABLE
    NOTES RECEIVABLE     -310                0             0             0             0
    OTHER ACCOUNTS REC   -409              848             0        82,655        68,833
    ACCTS REC FROM ASSOC -432       11,490,604             0     2,255,952    21,251,554
  FUEL STOCK             -500                0             0             0             0
  PLANT & OPER SUPPLIES  -610                0     2,606,938             0             0
    MERCHANDISE          -620                0             0             0             0
    STORES EXPENSE UNDIST-630                0             0             0             0
  PREPAYMENTS            -700                0        68,271             0             0
  OTHER CUR & ACCR ASSETS-900                0         1,094             0             0
    FUNDS HELD BY TRUSTEE-145                0             0             0             0
    INTEREST DEP & OTHER -120                0             0             0             0
                                  ------------  ------------  ------------  ------------
     TOTAL CURRENT ASSETS           11,551,515     6,606,929     2,396,036    21,340,320
                                  ------------  ------------  ------------  ------------
DEFERRED CHARGES        H-200           32,036     3,040,151             0             0
                                  ------------  ------------  ------------  ------------
INTANGIBLES - GOODWILL  N-700                0             0             0             0
            - OTHER     N-702                0             0             0             0
                                  ------------  ------------  ------------  ------------
     TOTAL INTANGIBLES                       0             0             0             0
                                  ------------  ------------  ------------  ------------
TOTAL ASSETS                        12,135,721    32,898,451     2,860,409    21,348,122
                                  ============  ============  ============  ============


Exhibit A
Page 2 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                                 DECEMBER  1996
                                     LFC1          CNUP          CNPI                        MPC1          ELOT
                                ------------  ------------  ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
  ELECTRIC               -U100             0             0             0             0             0             0
  ELECTRIC MISCELLANEOUS -U175             0     5,108,173             0             0             0       327,044
  GAS                    -U400             0             0             0             0             0             0
  WATER (SWLP)           -U401             0             0             0             0             0             0
  COAL               -U550,551             0             0             0             0             0             0
  COMMON                 -U500             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS              0     5,108,173             0             0             0       327,044
                                ------------  ------------  ------------  ------------  ------------  ------------
  WATER                  -U300             0             0             0             0             0             0
  WATER MISCELLANEOUS    -U350             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS                 0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
  AUTO REDISTRIBUTION    -N550             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
  PULP                   -N300             0             0             0             0             0             0
  AFFORD HOUSING AND OTHE-N350             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL INVEST OPERATIONS                0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
  TOTAL PLANT                              0     5,108,173             0             0             0       327,044
  ACCUMULATED DEPREC-U600,N600             0       329,820-            0             0             0        21,957-
  CONSTRUCTION IN PRO-U710,711             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    NET PLANT                              0     4,778,353             0             0             0       305,087
  SECURITIES INVESTES-N900,905             0             0             0             0             0             0
  EQUITY INVESTMENTS     -N910             0             0             0             0             0             0
  REAL ESTATE            -N400             0             0             0             0             0             0
  OTHER                  -N500             0             0             0             0             0             0
  INV IN SUBSIDIARIES    -N200             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL PLANT AND ASSETS                 0     4,778,353             0             0             0       305,087
CURRENT ASSETS  (A)
  CASH                   -110         13,141        77,677        32,259             0             0         6,377
    WORKING FUNDS        -150              0             0             0             0             0             0
  TEMP CASH INVESTMENTS  -200              0        25,000             0             0             0             0
  RESTRICTED CASH        -115              0             0             0             0             0             0
  TRADING SECURITIES     -250              0             0             0             0             0             0
  CUSTOMER ACCTS REC     -321              0             0             0             0             0             0
    RESERVE FOR UNCOL ACT-322              0             0             0             0             0             0
  OTHER ACCOUNTS RECEIVABLE
    NOTES RECEIVABLE     -310              0             0             0             0             0             0
    OTHER ACCOUNTS REC   -409             51     1,203,190         1,400             0             0        25,072
    ACCTS REC FROM ASSOC -432          4,242     1,970,435    14,620,591             0    77,657,646       162,900
  FUEL STOCK             -500              0             0             0             0             0             0
  PLANT & OPER SUPPLIES  -610              0             0             0             0             0             0
    MERCHANDISE          -620              0             0             0             0             0       186,565
    STORES EXPENSE UNDIST-630              0             0             0             0             0             0
  PREPAYMENTS            -700              0         5,175             0             0             0             0
  OTHER CUR & ACCR ASSETS-900              0             0             0             0             0             0
    FUNDS HELD BY TRUSTEE-145              0             0             0             0             0             0
    INTEREST DEP & OTHER -120              0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL CURRENT ASSETS             17,434     3,281,477    14,654,250             0    77,657,646       380,914
                                ------------  ------------  ------------  ------------  ------------  ------------
DEFERRED CHARGES        H-200              0        55,852             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
INTANGIBLES - GOODWILL  N-700              0             0             0             0             0             0
            - OTHER     N-702              0             0             0             0             0       841,919
                                ------------  ------------  ------------  ------------  ------------  ------------

     TOTAL INTANGIBLES                     0             0             0             0             0       841,919
                                ------------  ------------  ------------  ------------  ------------  ------------
TOTAL ASSETS                          17,434     8,115,682    14,654,250             0    77,657,646     1,527,920
                                ============  ============  ============  ============  ============  ============

Exhibit A
Page 3 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                                           DECEMBER  1996
                                CONSOLIDATED  ELIMINATIONS      MPL           SWL           CNWR          ENLD          CNAD
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
CAPITALIZATION
  COMMON EQUITY  (C)
    COMMON STK&PD IN CAP -090     394186,749   432,984,341-   394186,749     5,800,000    62,774,485         2,500   332,351,924
    LOAN TO LEV ESOP     -210      69123,697-            0     69123,697-            0             0             0             0
    UNREAL GAINS INVEST  -215       2752,347             0      2752,347             0             0             0             0
    CUM TRANSLATION ADJ  -216         73,000             0             0             0             0             0        73,000
    RETAINED EARNINGS    -400     282959,751   147,218,573-   282959,750    11,755,362   124,640,539     5,263,532     5,803,495
  PREFERRED STOCK  (P)
    5%                   -100      11491,693             0     11491,693             0             0             0             0
    $7.36 SERIES         -210              0             0             0             0             0             0             0
    $8.90 SERIES          220              0             0             0             0             0             0             0
    $6.70 SERIES         -250      10000,000             0     10000,000             0             0             0             0
    $9.125 SERIES        -320              0             0             0             0             0             0             0
    $7.125 SERIES        -330      10000,000             0     10000,000             0             0             0             0
  QUIPS (Q)              -100      75000,000             0             0             0             0             0             0
  LONG-TERM DEBT  (D)
    BONDS                -100     511105,576     3,450,000-   406180,000     5,000,000   103,375,576             0             0
    BOND FUNDS HELD BY TRUST               0             0             0             0             0             0             0
    OTHER LONG-TERM DEBT -700     184509,309    84,946,482-    89766,348    13,850,000    52,291,225             0    98,915,099
    UNAMORT PREM ON DEBT -850              0             0             0             0             0             0             0
    UNAMORT DISC ON DEBT -860       1191,236-            0      1061,236-      130,000-            0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL CAPITALIZATION        1411763,492   668,599,396-  1137151,954    36,275,362   343,081,825     5,266,032   437,143,518
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
CURRENT LIABILITIES  (L)
  NOTES PAYABLE          -100     155725,809     5,800,000-   154162,285     5,800,000     1,318,524             0       245,000
  CURRENT MATURITIES     -200       7208,206     4,396,481             0             0       686,740             0       132,000
  ACCOUNTS PAYABLE
    ACCOUNTS PAYABLE     -310      72787,205     1,776,832-    16123,783     2,160,423     3,132,268       100,000    52,670,257
    ACCOUNTS PAY TO ASSOC-320              7   213,490,988-   157313,688     1,938,237     3,568,259       956,428     6,539,306
  ACCRUED TAXES
    FEDERAL INCOME TAXES -401       5295,246             0      5195,950        28,706       211,904-      119,420-      675,068
    STATE INCOME TAXES   -450       1487,664             0      1114,052        97,452-      145,445       149,030       450,430
    OTHER ACCRUED TAXES  -500      42030,162             0     35779,455       121,742     5,572,663             0        12,963
  ACCRD DIVIDEND & INTEREST
    INTEREST ACCRUED     -610      14361,577             0      9876,853       288,605     3,938,878             0             0
    DIVIDENDS DECLARED   -620        487,323             0       487,323             0             0             0             0
    MATURED INTEREST     -630          1,709             0         1,709             0             0             0             0
  OTHER
    CUSTOMER DEPOSITS    -910       2515,850             0       298,485        12,391     2,204,974             0             0
    TAX COLLECTIONS PAY  -920        395,394             0       224,516       171,137           259-            0             0
    MISC CURR & ACCR LIAB-930      34687,123       311,781-    14486,444     1,483,373     7,062,214             0    11,036,290
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL CURRENT LIABILITIE     336983,275   216,983,120-   395064,543    11,907,162    27,417,802     1,086,038    71,761,314
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  CONTR IN AID OF CONST F-300      98378,144             0             0     1,033,634    97,344,511             0             0
  ACCUM DEF INC TXS(H254)-100     116340,918             0    128453,536     3,061,455    21,781,751-    2,849,936     2,501,000
  ACC DEF INV TAX CREDITS-200      32590,513             0     30324,417       959,931     1,306,165             0             0
  OTHER
    MINORITY INTEREST    -900      13864,011             0             0             0    12,086,365             0     1,776,000
    CUST ADV FOR CONSTR  -910       2932,544             0      1046,872     1,885,672             0             0             0
    OTHER DEF CREDITS    -920     128595,423       889,770    109690,109     3,510,536    12,721,503             0             0
    LOST TIME RESERVE    -930       4601,169         2,712-     4603,881             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL DEFERRED CREDITS       397302,722       887,058    274118,815    10,451,228   101,676,793     2,849,936     4,277,000
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
TOTAL LIAB & CAPITALIZATION      2146049,489   884,695,458-  1806335,312    58,633,752   472,176,420     9,202,006   513,181,832
                                ============  ============  ============  ============  ============  ============  ============


                                       CNRD          BNI           RAIN          SYNR
                                   ------------  ------------  ------------  ------------
CAPITALIZATION
  COMMON EQUITY  (C)
    COMMON STK&PD IN CAP -090         5,487,500     2,027,426     1,350,000     5,074,217
    LOAN TO LEV ESOP     -210                 0             0             0             0
    UNREAL GAINS INVEST  -215                 0             0             0             0
    CUM TRANSLATION ADJ  -216                 0             0             0             0
    RETAINED EARNINGS    -400        12,003,960-   11,961,198     1,578,085-      469,832-
  PREFERRED STOCK  (P)
    5%                   -100                 0             0             0             0
    $7.36 SERIES         -210                 0             0             0             0
    $8.90 SERIES          220                 0             0             0             0
    $6.70 SERIES         -250                 0             0             0             0
    $9.125 SERIES        -320                 0             0             0             0
    $7.125 SERIES        -330                 0             0             0             0
  QUIPS (Q)              -100                 0             0             0             0
  LONG-TERM DEBT  (D)
    BONDS                -100                 0             0             0             0
    BOND FUNDS HELD BY TRUST                  0             0             0             0
    OTHER LONG-TERM DEBT -700                 0    12,193,572             0             0
    UNAMORT PREM ON DEBT -850                 0             0             0             0
    UNAMORT DISC ON DEBT -860                 0             0             0             0
                                   ------------  ------------  ------------  ------------
     TOTAL CAPITALIZATION             6,516,460-   26,182,196       228,085-    4,604,385
                                   ------------  ------------  ------------  ------------
CURRENT LIABILITIES  (L)
  NOTES PAYABLE          -100                 0             0             0             0
  CURRENT MATURITIES     -200                 0     1,824,692             0             0
  ACCOUNTS PAYABLE
    ACCOUNTS PAYABLE     -310           266,754        86,700             1             1
    ACCOUNTS PAY TO ASSOC-320        18,900,000       177,324     3,151,477    16,895,768
  ACCRUED TAXES
    FEDERAL INCOME TAXES -401            43,710-        4,994-       32,330        10,970-
    STATE INCOME TAXES   -450            98,167-       44,146        25,940-       34,760-
    OTHER ACCRUED TAXES  -500             7,646       520,066             0             0
  ACCRD DIVIDEND & INTEREST
    INTEREST ACCRUED     -610                 0       207,246             0             0
    DIVIDENDS DECLARED   -620                 0             0             0             0
    MATURED INTEREST     -630                 0             0             0             0
  OTHER
    CUSTOMER DEPOSITS    -910                 0             0             0             0
    TAX COLLECTIONS PAY  -920                 0             0             0             0
    MISC CURR & ACCR LIAB-930                 0       923,843             0             0
                                   ------------  ------------  ------------  ------------
     TOTAL CURRENT LIABILITIE        19,032,523     3,779,023     3,157,868    16,850,039
                                   ------------  ------------  ------------  ------------
  CONTR IN AID OF CONST F-300                 0             0             0             0
  ACCUM DEF INC TXS(H254)-100           380,342-    1,153,727        69,374-      106,302-
  ACC DEF INV TAX CREDITS-200                 0             0             0             0
  OTHER
    MINORITY INTEREST    -900                 0             0             0             0
    CUST ADV FOR CONSTR  -910                 0             0             0             0
    OTHER DEF CREDITS    -920                 0     1,783,505             0             0
    LOST TIME RESERVE    -930                 0             0             0             0
                                   ------------  ------------  ------------  ------------
     TOTAL DEFERRED CREDITS             380,342-    2,937,232        69,374-      106,302-
                                   ------------  ------------  ------------  ------------
                                   ------------  ------------  ------------  ------------
TOTAL LIAB & CAPITALIZATION          12,135,721    32,898,451     2,860,409    21,348,122
                                   ============  ============  ============  ============

Exhibit A
Page 4 of 8

                                                                                MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                                DECEMBER  1996

                                     LFC1          CNUP          CNPI                         MPC1          ELOT
                                 ------------  ------------  ------------  ------------  ------------  ------------
 CAPITALIZATION
   COMMON EQUITY  (C)
     COMMON STK&PD IN CAP -090         10,000     3,524,189    10,282,100             0     2,500,000     1,800,000
     LOAN TO LEV ESOP     -210              0             0             0             0             0             0
     UNREAL GAINS INVEST  -215              0             0             0             0             0             0
     CUM TRANSLATION ADJ  -216              0             0             0             0             0             0
     RETAINED EARNINGS    -400          1,029-      833,255     1,342,016             0             0       327,918-
   PREFERRED STOCK  (P)
     5%                   -100              0             0             0             0             0             0
     $7.36 SERIES         -210              0             0             0             0             0             0
     $8.90 SERIES          220              0             0             0             0             0             0
     $6.70 SERIES         -250              0             0             0             0             0             0
     $9.125 SERIES        -320              0             0             0             0             0             0
     $7.125 SERIES        -330              0             0             0             0             0             0
   QUIPS (Q)              -100              0             0             0             0    75,000,000             0
   LONG-TERM DEBT  (D)
     BONDS                -100              0             0             0             0             0             0
     BOND FUNDS HELD BY TRUST               0             0             0             0             0             0
     OTHER LONG-TERM DEBT -700              0     2,439,547             0             0             0             0
     UNAMORT PREM ON DEBT -850              0             0             0             0             0             0
     UNAMORT DISC ON DEBT -860              0             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL CAPITALIZATION              8,971     6,796,991    11,624,116             0    77,500,000     1,472,082
                                 ------------  ------------  ------------  ------------  ------------  ------------
 CURRENT LIABILITIES  (L)
   NOTES PAYABLE          -100              0             0             0             0             0             0
   CURRENT MATURITIES     -200              0       168,292             0             0             0             0
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310              1        23,861             0             0             0             1
     ACCOUNTS PAY TO ASSOC-320          8,342       730,049     3,030,134             0       157,646       124,337
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401             10-       29,010             0             0             0       274,810-
     STATE INCOME TAXES   -450            130        23,370-            0             0             0       135,880-
     OTHER ACCRUED TAXES  -500              0        15,626             0             0             0             0
   ACCRD DIVIDEND & INTEREST
     INTEREST ACCRUED     -610              0        49,995             0             0             0             0
     DIVIDENDS DECLARED   -620              0             0             0             0             0             0
     MATURED INTEREST     -630              0             0             0             0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910              0             0             0             0             0             0
     TAX COLLECTIONS PAY  -920              0             0             0             0             0             0
     MISC CURR & ACCR LIAB-930              0         6,740             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL CURRENT LIABILITIE          8,463     1,000,203     3,030,134             0       157,646       286,352-
                                 ------------  ------------  ------------  ------------  ------------  ------------
   CONTR IN AID OF CONST F-300              0             0             0             0             0             0
   ACCUM DEF INC TXS(H254)-100              0       316,842             0             0             0       342,190
   ACC DEF INV TAX CREDITS-200              0             0             0             0             0             0
   OTHER
     MINORITY INTEREST    -900              0         1,646             0             0             0             0
     CUST ADV FOR CONSTR  -910              0             0             0             0             0             0
     OTHER DEF CREDITS    -920              0             0             0             0             0             0
     LOST TIME RESERVE    -930              0             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL DEFERRED CREDITS                0       318,488             0             0             0       342,190
                                 ------------  ------------  ------------  ------------  ------------  ------------
                                 ------------  ------------  ------------  ------------  ------------  ------------
 TOTAL LIAB & CAPITALIZATION           17,434     8,115,682    14,654,250             0    77,657,646     1,527,920
                                 ============  ============  ============  ============  ============  ============

Exhibit A
Page 5 of 8

                                                                         MINNESOTA POWER CONSOLIDATED STATEMENT OF INCOME
                                                                                        YEAR TO DATE AS OF DECEMBER 1996
                                CONSOLIDATED  ELIMINATIONS      MPL           SWL           CNWR          ENLD          CNAD
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
REVENUE  - ELECTRIC       R100   467,645,277    17,187,647-  460,840,770    23,992,154             0             0             0
         - ELECT MISC     T513    13,742,279     9,493,647-   20,210,364       246,141             0             0             0
         - GAS            R400    13,349,924             0             0    13,349,924             0             0             0
         - WATER (SWLP)   R401     4,262,488             0             0     4,262,488             0             0             0
         - COAL      R500,R501    30,190,123             0             0             0             0             0             0
         - AFDC           T101             0             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS    529,190,091    26,681,294-  481,051,134    41,850,707             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
         - WATER          R300    75,108,553             0             0             0    75,108,553             0             0
         - WATER MISC     R380     9,647,676             0             0             0     9,647,676             0             0
         - AFDC           T102       473,181             0             0             0       473,181             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS        85,229,410             0             0             0    85,229,410             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
         - AUTO REDIST    T900   183,940,883             0             0             0             0             0   183,940,883
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
         - INVESTMENT     T300    19,245,867     6,315,307-   11,772,714             0     4,552,169     2,475,588     1,873,164
         - PULP           T520             0             0             0             0             0             0             0
         - REAL ESTATE    T711    29,166,453             0             0             0    29,166,453             0             0
         - OTHER          T530       155,433             0             0             0        43,565             0             0
         - GAIN ON SALE   T505             0             0             0             0             0             0             0
         - EQUITY IN SUBS T200             1    34,538,891-   34,538,891             0             1             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
  TOTAL INV AND OTHER INCOME      48,567,754    40,854,198-   46,311,605             0    33,762,188     2,475,588     1,873,164
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
TOTAL OPER REVENUE AND INCOME    846,928,138    67,535,492-  527,362,739    41,850,707   118,991,598     2,475,588   185,814,047
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
OPERATING EXPENSES
  FUEL                    E100    75,878,418             0    75,878,418             0             0             0             0
  PURCHASED POWER         E200   115,050,224    16,522,372-  115,050,227    16,522,369             0             0             0
  OPERATION      E305,T512,350   207,309,467    10,105,812-   84,325,526    12,642,358    23,918,579             0    75,257,196
  MAINTENANCE             E405    31,677,906             0    22,203,060     1,023,994     4,453,877             0     2,255,919
  DEPRECIATION       E500,T590    65,091,564             0    37,984,896     2,215,204    11,154,525             0    11,753,084
  PROPERTY TAXES     E610,T570    40,218,028             0    33,257,564       781,859     4,147,061             0     1,974,759
  OTHER TAXES        E620,T571     9,912,308             0     4,517,348       460,808     4,316,944             0             0
  ADMIN AND GENERAL       E310   153,419,207             0    40,287,786     3,864,308    32,329,709        15,735    74,635,276
  MINORITY INTEREST       T511     4,477,115             0             0             0     3,698,211             0       778,972
  INTEREST EXPENSE
    INTEREST ON LTD       I100    50,930,074             0    28,029,390       951,512    12,616,135             0     7,922,977
    OTHER INTEREST EXP    I340    10,192,715     6,210,770-   14,097,864       421,170       786,505             0             0
    AMORT OF DEBT EXP     I300     1,455,508             0     1,433,406        22,102             0             0             0
    AFCD-DEBT             I200       464,388-            0       154,997-            0       309,391-            0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL OPERATING EXPENSES     765,148,146    32,838,954-  456,910,488    38,905,684    97,112,155        15,735   174,578,183
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
INCOME FROM EQUITY INVESTMENT     11,809,698             0    11,809,698             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
OPER INCOME FROM CONTIN OPER      93,589,690    34,696,538-   82,261,949     2,945,023    21,879,443     2,459,853    11,235,864
DISTRIBUTION-QUIPS                 4,729,374-      157,647             0             0             0             0             0
INCOME TAX EXP   E700,T400,6,7    19,638,998-            0    13,040,635-    1,088,264-       10,973-      354,961-    5,499,526-
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
INCOME FROM CONTINUING OPERS      69,221,318    34,538,891-   69,221,314     1,856,759    21,868,470     2,104,892     5,736,338
DISCONTINUED OPERATIONS   X200             0             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
NET INCOME                        69,221,318    34,538,891-   69,221,314     1,856,759    21,868,470     2,104,892     5,736,338
PREFERRED DIVIDENDS       V100     2,408,290-            0     2,408,290-            0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
EARNINGS AVAILABLE FOR COMMON     66,813,028    34,538,891-   66,813,024     1,856,759    21,868,470     2,104,892     5,736,338
COMMON DIVIDENDS          V200    59,581,128-            0    59,581,128-            0             0             0             0
ADJ TO RETAINED EARNINGS  V300       512,890-            0       512,890-            0             0             0             0
BEGIN RETAINED EARNINGS   C425   276,240,744             0   276,240,744             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
ENDING RETAINED EARNINGS         282,959,754    34,538,891-  282,959,750     1,856,759    21,868,470     2,104,892     5,736,338
                                ============  ============  ============  ============  ============  ============  ============

                                         CNRD          BNI           RAIN          SYNR
                                     ------------  ------------  ------------  ------------
REVENUE  - ELECTRIC       R100                  0             0             0             0
         - ELECT MISC     T513                  0             0     1,996,830       189,895
         - GAS            R400                  0             0             0             0
         - WATER (SWLP)   R401                  0             0             0             0
         - COAL      R500,R501                  0    30,190,123             0             0
         - AFDC           T101                  0             0             0             0
                                     ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS                   0    30,190,123     1,996,830       189,895
                                     ------------  ------------  ------------  ------------
         - WATER          R300                  0             0             0             0
         - WATER MISC     R380                  0             0             0             0
         - AFDC           T102                  0             0             0             0
                                     ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS                      0             0             0             0
                                     ------------  ------------  ------------  ------------
         - AUTO REDIST    T900                  0             0             0             0
                                     ------------  ------------  ------------  ------------
         - INVESTMENT     T300                  0             0             0             0
         - PULP           T520                  0             0             0             0
         - REAL ESTATE    T711                  0             0             0             0
         - OTHER          T530            111,868             0             0             0
         - GAIN ON SALE   T505                  0             0             0             0
         - EQUITY IN SUBS T200                  0             0             0             0
                                     ------------  ------------  ------------  ------------
  TOTAL INV AND OTHER INCOME              111,868             0             0             0
                                     ------------  ------------  ------------  ------------
TOTAL OPER REVENUE AND INCOME             111,868    30,190,123     1,996,830       189,895
                                     ------------  ------------  ------------  ------------
OPERATING EXPENSES
  FUEL                    E100                  0             0             0             0
  PURCHASED POWER         E200                  0             0             0             0
  OPERATION      E305,T512,350                  0    18,570,374     1,805,755             0
  MAINTENANCE             E405                  0     1,741,056             0             0
  DEPRECIATION       E500,T590                  0     1,809,395         6,260         4,921
  PROPERTY TAXES     E610,T570              7,488        30,816             0             0
  OTHER TAXES        E620,T571                  0       617,208             0             0
  ADMIN AND GENERAL       E310             43,239     1,258,483       502,976       430,485
  MINORITY INTEREST       T511                  0             0             0             0
  INTEREST EXPENSE
    INTEREST ON LTD       I100                  0     1,215,580             0             0
    OTHER INTEREST EXP    I340          1,035,258        28,860             0             0
    AMORT OF DEBT EXP     I300                  0             0             0             0
    AFCD-DEBT             I200                  0             0             0             0
                                     ------------  ------------  ------------  ------------
    TOTAL OPERATING EXPENSES            1,085,985    25,271,772     2,314,991       435,406
                                     ------------  ------------  ------------  ------------
INCOME FROM EQUITY INVESTMENT                   0             0             0             0
                                     ------------  ------------  ------------  ------------
OPER INCOME FROM CONTIN OPER              974,117-    4,918,351       318,161-      245,511-
DISTRIBUTION-QUIPS                              0             0             0             0
INCOME TAX EXP   E700,T400,6,7            402,691       964,515-      131,720       150,520
                                     ------------  ------------  ------------  ------------
INCOME FROM CONTINUING OPERS              571,426-    3,953,836       186,441-       94,991-
DISCONTINUED OPERATIONS   X200                  0             0             0             0
                                     ------------  ------------  ------------  ------------
NET INCOME                                571,426-    3,953,836       186,441-       94,991-
PREFERRED DIVIDENDS       V100                  0             0             0             0
                                     ------------  ------------  ------------  ------------
EARNINGS AVAILABLE FOR COMMON             571,426-    3,953,836       186,441-       94,991-
COMMON DIVIDENDS          V200                  0             0             0             0
ADJ TO RETAINED EARNINGS  V300                  0             0             0             0
BEGIN RETAINED EARNINGS   C425                  0             0             0             0
                                     ------------  ------------  ------------  ------------
ENDING RETAINED EARNINGS                  571,426-    3,953,836       186,441-       94,991-
                                     ============  ============  ============  ============

Exhibit A
Page 6 of 8

                                                                          MINNESOTA POWER CONSOLIDATED STATEMENT OF INCOME
                                                                                 YEAR TO DATE AS OF DECEMBER 1996
                                     LFC1          CNUP          CNPI          MPAP          MPC1          ELOT
                                ------------  ------------  ------------  ------------  ------------  ------------
REVENUE  - ELECTRIC       R100             0             0             0             0             0             0
         - ELECT MISC     T513             0       393,142             0             0             0       199,554
         - GAS            R400             0             0             0             0             0             0
         - WATER (SWLP)   R401             0             0             0             0             0             0
         - COAL      R500,R501             0             0             0             0             0             0
         - AFDC           T101             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL ELECTRIC OPERATIONS              0       393,142             0             0             0       199,554
                                ------------  ------------  ------------  ------------  ------------  ------------
         - WATER          R300             0             0             0             0             0             0
         - WATER MISC     R380             0             0             0             0             0             0
         - AFDC           T102             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL WATER OPERATIONS                 0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
         - AUTO REDIST    T900             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
         - INVESTMENT     T300           519             0             0             0     4,887,021             0
         - PULP           T520             0             0             0             0             0             0
         - REAL ESTATE    T711             0             0             0             0             0             0
         - OTHER          T530             0             0             0             0             0             0
         - GAIN ON SALE   T505             0             0             0             0             0             0
         - EQUITY IN SUBS T200             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
  TOTAL INV AND OTHER INCOME             519             0             0             0     4,887,021             0
                                ------------  ------------  ------------  ------------  ------------  ------------
TOTAL OPER REVENUE AND INCOME            519       393,142             0             0     4,887,021       199,554
                                ------------  ------------  ------------  ------------  ------------  ------------
OPERATING EXPENSES
  FUEL                    E100             0             0             0             0             0             0
  PURCHASED POWER         E200             0             0             0             0             0             0
  OPERATION      E305,T512,350             0       183,777             0             0             0       711,715
  MAINTENANCE             E405             0             0             0             0             0             0
  DEPRECIATION       E500,T590             0       141,323             0             0             0        21,957
  PROPERTY TAXES     E610,T570             0        18,363             0             0             0           117
  OTHER TAXES        E620,T571             0             0             0             0             0             0
  ADMIN AND GENERAL       E310             0        26,125             0             0             0        25,083
  MINORITY INTEREST       T511             0            68-            0             0             0             0
  INTEREST EXPENSE
    INTEREST ON LTD       I100             0       194,480             0             0             0             0
    OTHER INTEREST EXP    I340         1,276        32,552             0             0             0             0
    AMORT OF DEBT EXP     I300             0             0             0             0             0             0
    AFCD-DEBT             I200             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
    TOTAL OPERATING EXPENSES           1,276       596,552             0             0             0       758,872
                                ------------  ------------  ------------  ------------  ------------  ------------
INCOME FROM EQUITY INVESTMENT              0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
OPER INCOME FROM CONTIN OPER             757-      203,410-            0             0     4,887,021       559,318-
DISTRIBUTION-QUIPS                         0             0             0             0     4,887,021-            0
INCOME TAX EXP   E700,T400,6,7            16       388,855        14,673             0             0       231,400
                                ------------  ------------  ------------  ------------  ------------  ------------
INCOME FROM CONTINUING OPERS             741-      185,445        14,673             0             0       327,918-
DISCONTINUED OPERATIONS   X200             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
NET INCOME                               741-      185,445        14,673             0             0       327,918-
PREFERRED DIVIDENDS       V100             0             0             0             0             0             0
                                ------------  ------------  ------------  ------------  ------------  ------------
EARNINGS AVAILABLE FOR COMMON            741-      185,445        14,673             0             0       327,918-
COMMON DIVIDENDS          V200             0             0             0             0             0             0
ADJ TO RETAINED EARNINGS  V300             0             0             0             0             0             0
BEGIN RETAINED EARNINGS   C425             0             0             0             0             0             0

                                ------------  ------------  ------------  ------------  ------------  ------------
ENDING RETAINED EARNINGS                 741-      185,445        14,673             0             0       327,918-
                                ============  ============  ============  ============  ============  ============

Exhibit A
Page 7 of 8

                                                           Minnesota Power & Light Company and Subsidiaries
                                                             Consolidating Statement of Retained Earnings
                                                                for the Year Ended December 31, 1996


                                                                 Minnesota       Superior  Consolidated               Consolidated
                                              Eliminations         Power      Water, Light  MP Water                      MP
                              Consolidated        and             & Light       and Power   Resources    Energy Land   Automotive
                                 Total        Adjustments         Company        Company   Group, Inc.   Incorporated Services, Inc.
                                 -----        ------------        -------        -------   -----------   ------------ --------------
Balance at Beginning of
 Period                        $276,240,745  $(116,965,668)     $276,240,745  $11,498,603  $102,563,110   $3,158,640   $  (37,894)

Additions
   Net Income (Loss) from
    Statement of Income          69,221,314    (34,538,896)       69,221,314    1,856,759    21,868,470    2,104,892    5,736,338
   Acquisition of
    Subsidiaries <F1>                             (314,010)                                     208,959                   105,051
                               ------------  -------------      ------------  -----------  ------------   ----------   ----------
                                345,462,059   (151,818,574)      345,462,059   13,355,362   124,640,539    5,263,532    5,803,495
                               ------------  -------------      ------------  -----------  ------------   ----------   ----------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)              566,790                          566,790
    Serial Preferred Stock
     ($7.36 per share)              459,000                          459,000
    Serial (A) Preferred
     Stock ($6.70 per share)        670,000                          670,000
    Serial Preferred Stock
     ($7.125 per share)             712,500                          712,500
    Common Stock                 59,581,128     (4,600,000)<F2>   59,581,128    1,600,000
   Redemption of Preferred
    Stock                           512,890                          512,890
                               ------------  -------------      ------------  -----------  ------------  ----------   ----------
     Total Deductions            62,502,308     (4,600,000)       62,502,308    1,600,000
                               ------------  -------------      ------------  -----------  ------------  ----------   ----------

Balance at End of Period       $282,959,751  $(147,218,574)     $282,959,751  $11,755,362  $124,640,539  $5,263,532   $5,803,495
                               ------------  -------------      ------------  -----------  ------------  ----------   ----------
                                 Consolidated      BNI       Rainy River
                                   RendField   Coal, Ltd.   Energy, Inc.   Synertec
                                   ---------   ----------   ------------   --------
Balance at Beginning of
 Period                        $(11,432,534)  $11,007,363    $(1,391,643)  $(374,841)

Additions
   Net Income (Loss) from
    Statement of Income            (571,426)    3,953,836       (186,441)    (94,991)
   Acquisition of
    Subsidiaries <F1>
                                -----------    ----------     ----------   ---------
                                (12,003,960)   14,961,199     (1,578,084)   (469,832)
Deductions                      -----------   -----------     ----------   ---------
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)
    Serial Preferred Stock
     ($7.36 per share)
    Serial (A) Preferred Stock
     ($6.70 per share)
    Serial Preferred Stock
     ($7.125 per share)
    Common Stock                               3,000,000
   Redemption of Preferred
     Stock
                               -----------   -----------   -----------  ----------
     Total Deductions                          3,000,000
                               -----------   -----------   -----------  ----------
Balance at End of Period       (12,003,960)  $11,961,199   $(1,578,084) $ (469,832)
                               -----------   -----------   -----------  ----------

<F1>   Accounted for as pooling of interests.
<F2>   Common dividends from Superior Water, Light and Power Company and BNI Coal of $1,600,000 and $3,000,000,
       respectively.

Exhibit A
Page 8 of 8

                                                               Minnesota Power & Light Company and Subsidiaries
                                                                  Consolidating Statement of Retained Earnings
                                                                     for the Year Ended December 31, 1996
                                                  Consolidated
                                    Lakeview          Upper       Consolidated
                                    Financial       Minnesota       Minnesota    Electric
                                   Corporation     Properties         Pulp     Outlet, Inc.
                                   -----------     ----------         ----     ------------
Balance at Beginning of Period      $  (288)        $ 647,809     $1,327,343

Additions
   Net Income (Loss) from
    Statement of Income                (741)          185,445         14,673   $ (327,918)
   Acquisition of
    Subsidiaries <F1>
                                    -------         ---------     ----------   ----------
                                     (1,029)          833,254      1,342,016     (327,918)
                                    -------         ---------     ----------   ----------
Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)
    Serial Preferred Stock
     ($7.36 per share)
    Serial (A) Preferred Stock
     ($6.70 per share)
    Serial Preferred Stock
     ($7.125 per share)
    Common Stock
   Redemption of Preferred Stock
                                    -------         ---------     ----------   ----------
     Total Deductions
                                    -------         ---------     ----------   ----------

Balance at End of Period            $(1,029)        $ 833,254     $1,342,016   $ (327,918)
                                    -------         ---------     ----------   ----------

<F1>   Accounted for as pooling of interests.

Exhibit A-1
Page 1 of 3

                                 MP WATER RESOURCES GROUP, INC. CONSOLIDATED BALANCE SHEET
                                                        DECEMBER  1996

                                 CONSOLIDATED  ELIMINATIONS      MP WATER                   FIBERCORE        LAC
                                 ------------  ------------    ------------  ------------  ------------  ------------
 UTILITY PLANT (U)
   -WATER                 -300    418,977,793             0               0             0             0             0
   -GAS                   -400              0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL GROSS PLANT           418,977,793             0               0             0             0             0
   ACCUM DEPRECIATION     -600    113,267,976-            0               0             0             0             0
   CONSTR WORK IN PROGRESS-710      7,114,203             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      NET UTILITY PLANT           312,824,020             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
 NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT     -100     11,564,075             0             830             0             0             0
     ACCUM-DEPR NONUTILITY-600        517,947-            0             830-            0             0             0
     GOODWILL             -700      1,304,860             0       1,304,860             0             0             0
     OTHER                -950     52,598,632             0       1,594,995             0             0    50,996,767
   INVESTMENTS            -900        198,949             0               0             0             0             0
   INVEST IN ASSOC CO.    -200              0   143,867,566-    143,867,566             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL NONUTIL PROP & INV     65,148,569   143,867,566-    146,767,421             0             0    50,996,767
                                 ------------  ------------    ------------  ------------  ------------  ------------
 CURRENT ASSETS (A)
   CASH
     CASH                 -110      5,379,267             0          98,786             0         1,384     1,490,754
     WORKING FUNDS        -150              0             0               0             0             0             0
   TEMP CASH INVESTMENTS  -200        830,000             0               0             0             0             0
   RESTRICTED CASH        -115              0             0               0             0             0             0
   TRADE ACCOUNTS RECEIVABLE
     CUSTOMER ACCOUNTS REC-321     10,613,414             0               0             0             0             0
     ACCUM PROV UNCOL ACT -322        509,796-            0               0             0             0             0
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE     -310        234,299             0         170,206             0             0             0
     OTHER ACCTS REC      -409     10,619,999             0               0             0             0     9,976,513
     ACCTS REC FROM ASSOC -432     45,131,790    57,129,398-     84,847,129             0           557     4,299,328
   FUEL STOCK             -500              0             0               0             0             0             0
   MATERIALS & SUPPLIES
     PLANT & OPER SUPPLIES-610      1,000,429             0               0             0             0             0
     MERCHANDISE          -620              0             0               0             0             0             0
     STORES EXPENSE UNDIST-630              0             0               0             0             0             0
   PREPAYMENTS            -700      1,033,647             0          28,936             0             0             0
   OTHER
     OTH CUR & ACCR ASSETS-900        979,844             0               0             0             0       920,667
     FUNDS HELD BY TRUSTEE-145              0             0               0             0             0             0
     INTEREST DEP & OTHER -120              0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL CURRENT ASSETS         75,312,893    57,129,398-     85,145,057             0         1,941    16,687,262
                                 ------------  ------------    ------------  ------------  ------------  ------------
   ACCUM DEF INC TAXES   H-254     42,194,874             0         678,366             0             0    23,571,484
   OTHER                  -200     18,890,939             0         214,211             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL DEFERRED DEBITS        61,085,813             0         892,577             0             0    23,571,484
                                 ------------  ------------    ------------  ------------  ------------  ------------
 TOTAL ASSETS                     514,371,295   200,996,964-    232,805,055             0         1,941    91,255,513
                                 ============  ============    ============  ============  ============  ============

                                    HEATER         SSU           ISI
                                 ------------  ------------  ------------
 UTILITY PLANT (U)
   -WATER                 -300     40,803,494   378,174,299             0
   -GAS                   -400              0             0             0
                                 ------------  ------------  ------------
      TOTAL GROSS PLANT            40,803,494   378,174,299             0
   ACCUM DEPRECIATION     -600     11,977,095-  101,290,881-            0
   CONSTR WORK IN PROGRESS-710              0     7,114,203             0
                                 ------------  ------------  ------------
      NET UTILITY PLANT            28,826,399   283,997,621             0
                                 ------------  ------------  ------------
 NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT     -100         10,520    10,107,081     1,445,644
     ACCUM-DEPR NONUTILITY-600              0             0       517,117-
     GOODWILL             -700              0             0             0
     OTHER                -950              0             0         6,870
   INVESTMENTS            -900        198,949             0             0
   INVEST IN ASSOC CO.    -200              0             0             0
                                 ------------  ------------  ------------
      TOTAL NONUTIL PROP & INV        209,469    10,107,081       935,397
                                 ------------  ------------  ------------
 CURRENT ASSETS   (A)
   CASH
     CASH                 -110        579,889     3,139,583        68,873
     WORKING FUNDS        -150              0             0             0
   TEMP CASH INVESTMENTS  -200        830,000             0             0
   RESTRICTED CASH        -115              0             0             0
   TRADE ACCOUNTS RECEIVABLE
     CUSTOMER ACCOUNTS REC-321        890,724     8,968,396       754,294
     ACCUM PROV UNCOL ACT -322         19,465-      490,330-            0
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE     -310         64,093             0             0
     OTHER ACCTS REC      -409        197,651       445,835             0
     ACCTS REC FROM ASSOC -432      5,821,633     7,292,540             0
   FUEL STOCK             -500              0             0             0
   MATERIALS & SUPPLIES
     PLANT & OPER SUPPLIES-610        326,557       437,491       236,382
     MERCHANDISE          -620              0             0             0
     STORES EXPENSE UNDIST-630              0             0             0
   PREPAYMENTS            -700        820,227       181,065         3,418
   OTHER
     OTH CUR & ACCR ASSETS-900          3,387        55,790             0
     FUNDS HELD BY TRUSTEE-145              0             0             0
     INTEREST DEP & OTHER -120              0             0             0
                                 ------------  ------------  ------------
      TOTAL CURRENT ASSETS          9,514,696    20,030,370     1,062,967
                                 ------------  ------------  ------------
   ACCUM DEF INC TAXES   H-254              0    17,945,024             0
   OTHER                  -200              0    18,557,808       118,920
                                 ------------  ------------  ------------
      TOTAL DEFERRED DEBITS                 0    36,502,832       118,920
                                 ------------  ------------  ------------
 TOTAL ASSETS                      38,550,564   350,637,904     2,117,284
                                 ============  ============  ============

Exhibit A-1
Page 2 of 3

                                           MP WATER RESOURCES GROUP, INC. CONSOLIDATED BALANCE SHEET
                                                                   DECEMBER  1996
                                 CONSOLIDATED  ELIMINATIONS       MP WATER                  FIBERCORE        LAC
                                 ------------  ------------    ------------  ------------  ------------  ------------
CAPITALIZATION
   COMMON EQUITY   (C)
     COMMON STK&PD IN CAP -090     62,774,485    94,759,205-     62,774,485             0     5,125,000     5,952,410
     CAPITAL STOCK EXPENSE-300              0             0               0             0             0             0
     RETAINED EARNINGS    -400    124,640,539    61,194,726-    124,640,537             0     4,976,047-   54,479,392
   PREFERRED STOCK  (P)
     5% SERIES            -100              0             0               0             0             0             0
     $7.36  SERIES        -210              0             0               0             0             0             0
     $8.90  SERIES        -220              0             0               0             0             0             0
     $8.30  SERIES        -310              0             0               0             0             0             0
     $9.125 SERIES        -320              0             0               0             0             0             0
   LONG-TERM DEBT (D)
     BONDS                        103,375,576             0               0             0             0             0
     BONDS HELD BY TRUSTEE                  0             0               0             0             0             0
     OTHER LONG-TERM DEBT -700     52,291,225    29,896,250-     30,000,000             0             0    14,400,000
     UNAMORT PREM ON DEBT -850              0             0               0             0             0             0
     UNAMORT DISC ON DEBT -860              0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL CAPITALIZATION        343,081,825   185,850,181-    217,415,022             0       148,953    74,831,802
                                 ------------  ------------    ------------  ------------  ------------  ------------
 CURRENT LIABILITIES   (L)
   NOTES PAYABLE          -100      1,318,524             0               0             0             0     1,058,185
   CURRENT MATURITIES     -200        686,740             0               0             0             0             0
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310      3,132,269             0              25             0             0       247,167
     ACCTS PAY TO ASSOC CO-320      3,568,259    19,502,648-     11,784,318             0       210,638     6,996,646
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401        211,904-            0         118,388-            0       341,079-      676,100
     STATE INCOME TAXES   -450        145,445             0         298,033             0        16,571-            0
     OTHER ACCRUED TAXES  -500      5,572,663             0               0             0             0       613,089
   ACCRD DIVIDENDS & INTEREST
     INTEREST ACCRUED     -610      3,938,878             0       1,174,500             0             0             0
     DIVIDENDS DECLARED   -620              0             0               0             0             0             0
     MATURED INTEREST     -630              0             0               0             0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910      2,204,974             0               0             0             0       134,172
     TAX COLLECTIONS PAY  -920            259-            0             259-            0             0             0
     MISC CURR & ACCR LIAB-930      7,062,214             0       1,560,320             0             0       952,826
                                 ------------  ------------    ------------  ------------  ------------  ------------
     TOTAL CURRENT LIABILITIES     27,417,803    19,502,648-     14,698,549             0       147,012-   10,678,185
                                 ------------  ------------    ------------  ------------  ------------  ------------
   CONTR IN AID OF CONST F-300     97,344,511             0               0             0             0             0
   ACCUM DEF INCOME TAXES -100     20,413,123             0         387,846             0             0             0
   ACC DEF INV TAX CREDITS-200      1,306,165             0               0             0             0             0
   OTHER
     MINORITY INTEREST    -900     12,086,365    12,086,365               0             0             0             0
     CUST ADV FOR CONSTR  -910              0             0               0             0             0             0
     OTHER DEF CREDITS    -920     12,721,503     7,730,500-        303,638             0             0     5,745,526
     LOST TIME RESERVE    -930              0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
      TOTAL DEFERRED CREDITS      143,871,667     4,355,865         691,484             0             0     5,745,526
                                 ------------  ------------    ------------  ------------  ------------  ------------
 TOTAL LIABILITY & CAPITAL        514,371,295   200,996,964-    232,805,055             0         1,941    91,255,513
                                 ============  ============    ============  ============  ============  ============
                                    HEATER         SSU           ISI
                                 ------------  ------------  ------------
CAPITALIZATION
   COMMON EQUITY   (C)
     COMMON STK&PD IN CAP -090      5,840,250    77,832,405         9,140
     CAPITAL STOCK EXPENSE-300              0             0             0
     RETAINED EARNINGS    -400      4,824,710     6,385,900       480,773
   PREFERRED STOCK  (P)
     5% SERIES            -100              0             0             0
     $7.36  SERIES        -210              0             0             0
     $8.90  SERIES        -220              0             0             0
     $8.30  SERIES        -310              0             0             0
     $9.125 SERIES        -320              0             0             0
   LONG-TERM DEBT (D)
     BONDS                                  0   103,375,576             0
     BONDS HELD BY TRUSTEE                  0             0             0
     OTHER LONG-TERM DEBT -700     13,560,801    24,196,250        30,424
     UNAMORT PREM ON DEBT -850              0             0             0
     UNAMORT DISC ON DEBT -860              0             0             0
                                 ------------  ------------  ------------
      TOTAL CAPITALIZATION         24,225,761   211,790,131       520,337
                                 ------------  ------------  ------------
 CURRENT LIABILITIES   (L)
   NOTES PAYABLE          -100              0       260,339             0
   CURRENT MATURITIES     -200          5,400       624,500        56,840
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310        423,949     2,259,018       202,111
     ACCTS PAY TO ASSOC CO-320        888,483     2,101,073     1,089,749
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401        428,537-            0             0
     STATE INCOME TAXES   -450        136,017-            0             0
     OTHER ACCRUED TAXES  -500         60,419     4,885,394        13,762
   ACCRD DIVIDENDS & INTEREST
     INTEREST ACCRUED     -610              0     2,764,378             0
     DIVIDENDS DECLARED   -620              0             0             0
     MATURED INTEREST     -630              0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910        189,701     1,881,101             0
     TAX COLLECTIONS PAY  -920              0             0             0
     MISC CURR & ACCR LIAB-930      1,349,510     2,965,073       234,485
                                 ------------  ------------  ------------
     TOTAL CURRENT LIABILITIES      2,352,908    17,740,876     1,596,947
                                 ------------  ------------  ------------
   CONTR IN AID OF CONST F-300     13,484,797    83,859,713             0
   ACCUM DEF INCOME TAXES -100      1,512,902-   21,538,180             0
   ACC DEF INV TAX CREDITS-200              0     1,306,165             0
   OTHER
     MINORITY INTEREST    -900              0             0             0
     CUST ADV FOR CONSTR  -910              0             0             0
     OTHER DEF CREDITS    -920              0    14,402,839             0
     LOST TIME RESERVE    -930              0             0             0
                                 ------------  ------------  ------------
      TOTAL DEFERRED CREDITS       11,971,895   121,106,897             0
                                 ------------  ------------  ------------
 TOTAL LIABILITY & CAPITAL         38,550,564   350,637,904     2,117,284
                                 ============  ============  ============

Exhibit A-1
Page 3 of 3

                                         MP WATER RESOURCES GROUP, INC. CONSOLIDATED STATEMENT OF INCOME
                                                                 DECEMBER  1996
                                 CONSOLIDATED  ELIMINATIONS      MP WATER                    FIBERCORE        LAC
                                 ------------  ------------    ------------  ------------  ------------  ------------
 REVENUE - WATER           R300    75,108,553             0               0             0             0             0
         - WATER MISC      R380     8,208,348             0          10,725             0             0             0
         - AFDC            T100       473,181             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS        83,790,082             0          10,725             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
         - INVESTMENT      T300     5,991,497     3,832,184-      8,384,353             0             0             0
         - REAL ESTATE     T711    29,166,453             0               0             0             0    29,166,453
         - OTHER           T530        43,565             0          43,565             0             0             0
         - GAIN ON SALE    T505             0             0               0             0             0             0
         - EQUITY IN SUBS  T200             1    20,166,757-     20,166,758             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
   TOTAL INV AND OTHER INCOME      35,201,516    23,998,941-     28,594,676             0             0    29,166,453
                                 ------------  ------------    ------------  ------------  ------------  ------------
 TOTAL OPER REVENUE AND INCOME    118,991,598    23,998,941-     28,605,401             0             0    29,166,453
                                 ------------  ------------    ------------  ------------  ------------  ------------
 OPERATING EXPENSES
   OPERATION          E305,T512    23,918,579             0               0             0             0     3,649,183
   MAINTENANCE             E405     4,453,877             0               0             0             0             0
   DEPRECIATION       E500,T590    11,154,525             0               0             0             0       175,741
   PROPERTY TAXES     E610,T570     4,147,061             0               0             0             0             0
   OTHER TAXES        E620,E621     4,316,944             0               0             0             0             0
   ADMIN AND GENERAL       E310    32,329,709             0       2,237,374             0             0     9,708,136
   MINORITY INTEREST       T511     3,698,211     3,698,211               0             0             0             0
   INTEREST EXPENSE
     INTEREST ON LTD       I100    12,616,135     3,832,184-      3,132,000             0             0     1,180,349
     OTHER INTEREST EXP    I340       786,505             0          79,186             0             0             0
     AMORT OF DEBT EXP     I300             0             0               0             0             0             0
     AFDC-DEBT             I200       309,391-            0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
     TOTAL OPERATING EXPENSES      97,112,155       133,973-      5,448,560             0             0    14,713,409
                                 ------------  ------------    ------------  ------------  ------------  ------------
 OPER INCOME FROM CONTIN OPER      21,879,443    23,864,968-     23,156,841             0             0    14,453,044
 INCOME TAX EXP   E700,T400,6,7        10,973-            0       1,288,373-            0             0     4,038,013
                                 ------------  ------------    ------------  ------------  ------------  ------------
 INCOME FROM CONTINUING OPERS      21,868,470    23,864,968-     21,868,468             0             0    18,491,057
 NET INCOME                        21,868,470    23,864,968-     21,868,468             0             0    18,491,057
 PREFERRED DIVIDENDS       V100             0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
 EARNINGS AVAILABLE FOR COMMON     21,868,470    23,864,968-     21,868,468             0             0    18,491,057
 COMMON DIVIDENDS          V200             0             0               0             0             0             0
 ADJ TO RETAINED EARNINGS  V300             0             0               0             0             0             0
 BEGIN RETAINED EARNINGS   C425             0             0               0             0             0             0
                                 ------------  ------------    ------------  ------------  ------------  ------------
 ENDING RETAINED EARNINGS          21,868,470    23,864,968-     21,868,468             0             0    18,491,057
                                 ============  ============    ============  ============  ============  ============

                                    HEATER         SSU            ISI
                                 ------------  ------------  -----------
 REVENUE - WATER           R300     8,981,474    66,127,079             0
         - WATER MISC      R380     2,196,200       713,871     5,287,552
         - AFDC            T100             0       473,181             0
                                 ------------  ------------  ------------
     TOTAL WATER OPERATIONS        11,177,674    67,314,131     5,287,552
                                 ------------  ------------  ------------
         - INVESTMENT      T300       549,844       889,484             0
         - REAL ESTATE     T711             0             0             0
         - OTHER           T530             0             0             0
         - GAIN ON SALE    T505             0             0             0
         - EQUITY IN SUBS  T200             0             0             0
                                 ------------  ------------  ------------
   TOTAL INV AND OTHER INCOME         549,844       889,484             0
                                 ------------  ------------  ------------
 TOTAL OPER REVENUE AND INCOME     11,727,518    68,203,615     5,287,552
                                 ------------  ------------  ------------
 OPERATING EXPENSES
   OPERATION          E305,T512     3,140,949    16,541,023       587,424
   MAINTENANCE             E405       119,905     4,333,971             0
   DEPRECIATION       E500,T590     1,370,810     9,607,973             0
   PROPERTY TAXES     E610,T570       192,772     3,954,289             0
   OTHER TAXES        E620,E621       458,922     3,858,022             0
   ADMIN AND GENERAL       E310     2,352,050    13,809,144     4,223,005
   MINORITY INTEREST       T511             0             0             0
   INTEREST EXPENSE
     INTEREST ON LTD       I100     1,244,334    10,881,691         9,946
     OTHER INTEREST EXP    I340        54,776       652,544             0
     AMORT OF DEBT EXP     I300             0             0             0
     AFDC-DEBT             I200             0       309,391-            0
                                 ------------  ------------  ------------
     TOTAL OPERATING EXPENSES       8,934,518    63,329,266     4,820,375
                                 ------------  ------------  ------------
 OPER INCOME FROM CONTIN OPER       2,793,000     4,874,349       467,177
 INCOME TAX EXP   E700,T400,6,7     1,088,823-    1,476,429-      195,361-
                                 ------------  ------------  ------------
 INCOME FROM CONTINUING OPERS       1,704,177     3,397,920       271,816
 NET INCOME                         1,704,177     3,397,920       271,816
 PREFERRED DIVIDENDS       V100             0             0             0
                                 ------------  ------------  ------------
 EARNINGS AVAILABLE FOR COMMON      1,704,177     3,397,920       271,816
 COMMON DIVIDENDS          V200             0             0             0
 ADJ TO RETAINED EARNINGS  V300             0             0             0
 BEGIN RETAINED EARNINGS   C425             0             0             0
                                 ------------  ------------  ------------
 ENDING RETAINED EARNINGS           1,704,177     3,397,920       271,816
                                 ============  ============  ============

Exhibit A-2
Page 1 of 6

                                   LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF      31-DEC-96
                                   INCOME STATEMENT FOR THE                     12 MONTHS ENDED                           31-DEC-96
                                                                                 COMBINED
                                                                                 ENTITIES                               CONSOLIDATED
                                                       PURCHASE ACCOUNTING       ADJUSTED       LEHIGH    ELIMINATIONS    LEHIGH
                                          COMBINED        ADJUSTMENTS           FOR PURCHASE  ACQUISITION     AND       ACQUISITION
                                          ENTITIES       DR            CR        ADJUSTMTS    CORPORATION  ADJUSTMENTS  CORPORATION
                                        -----------  -----------   -----------  ------------ ------------ ------------  ------------
              ASSETS

Cash and cash equivalents                 4,040,244                               4,040,244      391,033                  4,431,277
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec        494,820                                 494,820                                 494,820

Contracts receivable-postacquisition:
   Homesites, net of allowance
     for cancels                          3,715,273       48,170                  3,763,443                               3,763,443
   Timeshare                                583,455        2,317                    585,772                                 585,772
   Commercial notes                       7,145,255                               7,145,255                               7,145,255
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
   Total contracts receivable-postacq    11,443,983       50,487                 11,494,470                              11,494,470
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------

Contracts receivable-preacquisition      10,690,535                  1,208,842    9,481,693                               9,481,693

Due from affiliates:
   Water and wastewater connections       4,199,328                               4,199,328                               4,199,328
   Tax share                                                                                   1,308,566    (1,308,566)
   Other                                 14,673,168                              14,673,168                (14,673,168)
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
   Total due from affiliates             18,872,496                              18,872,496    1,308,566   (15,981,734)   4,199,328
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
Investments/advances to subsidiaries                                                          55,886,432   (55,886,432)

Property and equipment                    2,944,010    2,739,409                  5,683,419        2,225                  5,685,644
  Less accum depreciation                (2,052,999)      20,221     2,534,540   (4,567,318)        (779)                (4,568,097)
  Less bargain differential-PP&E                         548,342       688,415     (140,073)                               (140,073)
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
     Net property and equipment             891,011    3,307,972     3,222,955      976,028        1,446                    977,474
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------

Land, land improvements and CIP          50,199,383    6,240,285                 56,439,668                              56,439,668
  Less bargain differential-land                       2,686,186    23,860,715  (21,174,529)                            (21,174,529)
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
     Net land, land improvements         50,199,383    8,926,471    23,860,715   35,265,139                              35,265,139
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------

Investment in joint venture                 743,580                    424,419      319,161                                 319,161
Deferred Income Tax                                                                           23,571,484                 23,571,484
Other assets                                931,240                                 931,240      (10,573)                   920,667
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
                                         98,307,292                 16,432,001   81,875,291   81,148,388   (71,868,166)  91,155,513
                                        ===========  ===========   ===========  ===========  ===========  ============  ===========

  LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                      247,167                                 247,167                                 247,167
Customer Deposits                           134,172                                 134,172                                 134,172

Accrued expenses:
   Real estate taxes                        613,089                                 613,089                                 613,089
   Other                                    947,220                                 947,220        5,606                    952,826
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
   Total accrued expenses                 1,560,309                               1,560,309        5,606                  1,565,915
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
Due to affiliates:
   Utility fee credit                     1,100,000                               1,100,000                               1,100,000
   Tax share                              2,542,366                               2,542,366                 (1,308,566)   1,233,800
   Other                                                                                      19,177,647   (14,673,169)   4,504,478
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
   Total due to affiliates                3,642,366                               3,642,366   19,177,647   (15,981,735)   6,838,278
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
Contingency reserves                      4,522,394                               4,522,394                               4,522,394
Deferred income                             190,133                  1,091,367    1,281,500                               1,281,500
Income taxes payable                        176,100                                 176,100     500,000                     676,100
Notes payable                                24,852                                  24,852   1,033,333                   1,058,185
Notes payable - long term                14,400,000                              14,400,000                              14,400,000
Minority interest

Common stock and R/E (deficit):
  Common stock                               21,100                                  21,100          117       (21,100)         117
  Capital in excess of par value         88,738,150   56,219,827                 32,518,323    5,952,293   (32,518,323)   5,952,293
  Retained earnings (deficit)           (15,349,451)                38,696,459   23,347,008   54,479,392   (23,347,008)  54,479,392
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
    Total C/S and R/E (deficit)          73,409,799   56,219,827    38,696,459   55,886,431   60,431,802   (55,886,431)  60,431,802
                                        -----------  -----------   -----------  -----------  -----------  ------------  -----------
                                         98,307,292   16,432,001                 81,875,291   81,148,388   (71,868,166)  91,155,513
                                        ===========  ===========   ===========  ===========  ===========  ============  ===========

Exhibit A-2
Page 2 of 6

                                            COMBINED ENTITIES CONSOLDIATING BALANCE SHEET AS OF          31-Dec-96
                                            INCOME STATEMENT FOR THE                12 MONTHS ENDED      31-Dec-96

                                               LEHIGH      INTERLACKEN    SUNDOWNER                                     TOTAL
                                            CORPORATION       LAKES       PROPERTIES,                      SRC OF     COMBINED
                                         AND SUBSIDIARIES    ESTATES        INC.                           FLORIDA    ENTITIES
                                         ----------------  -----------   ------------  --------  --------  -------  -----------
         ASSETS
Cash and cash equivalents                      3,986,715        40,403        13,126                                  4,040,244
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec             437,952        28,549        28,319                                    494,820

Contracts receivable-postacquisition:
   Homesites, net of allowance for
    cancels                                    3,544,830        87,371        83,072                                  3,715,273
   Timeshare                                     583,455                                                                583,455
   Commercial notes                            7,145,255                                                              7,145,255
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
   Total contracts receivable-postacq         11,273,540        87,371        83,072                                 11,443,983
                                             -----------   -----------   -----------  ---------  --------  -------  -----------

Contracts receivable-preacquisition           10,690,535                                                             10,690,535

Due from affiliates:
   Water and wastewater connections            4,199,328                                                              4,199,328
   Tax share
   Other                                      13,391,700       538,777       399,167                       343,524   14,673,168
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
   Total due from affiliates                  17,591,028       538,777       399,167                       343,524   18,872,496
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
Investments/advances to subsidiaries

Property and equipment                         2,944,010                                                              2,944,010
  Less accum depreciation                     (2,052,999)                                                            (2,052,999)
  Less bargain differential-PP&E
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
      Net property and equipment                 891,011                                                                891,011
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
Land, land improvements and CIP               50,142,288                      57,095                                 50,199,383
  Less bargain differential-land
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
      Net land, land improvements             50,142,288                      57,095                                 50,199,383
                                             -----------   -----------   -----------  ---------  --------  -------  -----------

Investment in joint venture                      743,580                                                                743,580
Deferred Income Tax
Other assets                                     928,679                                                     2,561      931,240
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
                                              96,685,328       695,100       580,779                       346,085   98,307,292
                                             ===========   ===========   ===========  =========  ========  =======  ===========
   LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                           244,734         2,204           229                                    247,167
Customer Deposits                                125,000           317         8,855                                    134,172

Accrued expenses:
   Real estate taxes                             537,264        38,066        37,759                                    613,089
   Other                                         945,415           526         1,279                                    947,220
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
   Total accrued expenses                      1,482,679        38,592        39,038                                  1,560,309
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
Due to affiliates:
   Utility fee credit                          1,100,000                                                              1,100,000
   Tax share                                   2,387,366       126,400        19,100                         9,500    2,542,366
   Other
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
   Total due to affiliates                     3,487,366       126,400        19,100                         9,500    3,642,366
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
Contingency reserves                           4,522,394                                                              4,522,394
Deferred income                                  190,133                                                                190,133
Income taxes payable                             176,100                                                                176,100
Notes payable                                     24,852                                                                 24,852
Notes payable - long term                     14,400,000                                                             14,400,000
Minority interest

Common stock and R/E (deficit):
  Common stock                                       500        20,000           500                           100       21,100
  Capital in excess of par value              79,290,534     2,089,678     7,249,487                       108,451   88,738,150
  Retained earnings (deficit)                 (7,258,964)   (1,582,091)   (6,736,430)                      228,034  (15,349,451)
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
   Total C/S and R/E (deficit)                72,032,070       527,587       513,557                       336,585   73,409,799
                                             -----------   -----------   -----------  ---------  --------  -------  -----------
                                              96,685,328       695,100       580,779                       346,085   98,307,292
                                             ===========   ===========   ===========  =========  ========  =======  ===========

Exhibit A-2
Page 3 of 6

                                            LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF       31-DEC-96
                                            INCOME STATEMENT FOR THE                    12 MONTHS ENDED                 31-DEC-96
                                                                                                                       TOTAL LEHIGH
                                             HOME AT                      OTHER LEHIGH                                 CORPORATION
                                           LEHIGH, INC.    PALM COAST     CORPORATION       LEHIGH                         AND
                                          (Sold 1/31/96)  HOLDINGS, INC.  SUBSIDIARIES    CORPORATION    ELIMINATIONS  SUBSIDIARIES
                                          --------------  --------------  ------------   -------------   ------------  ------------
              ASSETS

Cash and cash equivalents                                     650,859         237,350       3,098,506                     3,986,715
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec                          240,616          34,058         163,278                       437,952

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                                  672,094         673,698       2,199,038                     3,544,830
   Timeshare                                                                                  583,455                       583,455
   Commercial notes                                         1,587,000         625,000       4,933,255                     7,145,255
                                            -----------   -----------    ------------    ------------    -----------    -----------
   Total contracts receivable-postacq                       2,259,094       1,298,698       7,715,748                    11,273,540
                                            -----------   -----------    ------------    ------------    -----------    -----------

Contracts receivable-preacquisition                         8,042,504                       2,648,031                    10,690,535

Due from affiliates:
   Water and wastewater connections                                                         4,199,328                     4,199,328
   Tax share                                                                                  691,534       (691,534)
   Other                                                                    4,663,336      12,238,797     (3,510,433)    13,391,700
                                            -----------   -----------    ------------    ------------    -----------    -----------
   Total due from affiliates                                                4,663,336      17,129,659     (4,201,967)    17,591,028
                                            -----------   -----------    ------------    ------------    -----------    -----------
Investments/advances to subsidiaries                                                       60,196,962    (60,196,962)

Property and equipment                                         37,348           6,149       2,900,513                     2,944,010
  Less accum depreciation                                      (1,372)           (512)     (2,051,115)                   (2,052,999)
  Less bargain differential-PP&E
                                            -----------   -----------    ------------    ------------    -----------    -----------
     Net property and equipment                                35,976           5,637         849,398                       891,011
                                            -----------   -----------    ------------    ------------    -----------    -----------

Land, land improvements and CIP                            23,237,875       3,924,179      23,167,808       (187,574)    50,142,288
  Less bargain differential-land
                                            -----------   -----------    ------------    ------------    -----------    -----------
     Net land, land improvements                           23,237,875       3,924,179      23,167,808       (187,574)    50,142,288
                                            -----------   -----------    ------------    ------------    -----------    -----------

Investment in joint venture                                                                   743,580                       743,580
Deferred Income Tax
Other assets                                                  556,081          70,418         302,180                       928,679
                                            -----------   -----------    ------------    ------------    -----------    -----------
                                                           35,023,005      10,233,676     116,015,150    (64,586,503)    96,685,328
                                            ===========   ===========    ============    ============    ===========    ===========

   LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                                         49,380           4,320         191,034                       244,734
Customer Deposits                                                                             125,000                       125,000

Accrued expenses:
   Real estate taxes                                          409,564                         127,700                       537,264
   Other                                                      494,173          42,412         408,830                       945,415
                                            -----------   -----------    ------------    ------------    -----------    -----------
   Total accrued expenses                                     903,737          42,412         536,530                     1,482,679
                                            -----------   -----------    ------------    ------------    -----------    -----------
Due to affiliates:
   Utility fee credit                                                                       1,100,000                     1,100,000
   Tax share                                                1,530,200       1,548,700                       (691,534)     2,387,366
   Other                                                    3,486,312          24,121                     (3,510,433)
                                            -----------   -----------    ------------    ------------    -----------    -----------
   Total due to affiliates                                  5,016,512       1,572,821       1,100,000     (4,201,967)     3,487,366
                                            -----------   -----------    ------------    ------------    -----------    -----------
Contingency reserves                                        1,235,554                       3,286,840                     4,522,394
Deferred income                                                               386,244          (8,537)      (187,574)       190,133
Income taxes payable                                          174,100           2,000                                       176,100
Notes payable                                                  23,852                           1,000                        24,852
Notes payable - long term                                  14,400,000                                                    14,400,000
Minority interest

Common stock and R/E (deficit):
  Common stock                                                    500           1,550             500         (2,050)           500
  Capital in excess of par value                           13,037,927       8,512,929      79,290,534    (21,550,856)    79,290,534
  Retained earnings (deficit)                                 181,443        (288,600)     31,492,249    (38,644,056)    (7,258,964)
                                            -----------   -----------    ------------    ------------    -----------    -----------
    Total C/S and R/E (deficit)                            13,219,870       8,225,879     110,783,283    (60,196,962)    72,032,070
                                            -----------   -----------    ------------    ------------    -----------    -----------
                                                           35,023,005      10,233,676     116,015,150    (64,586,503)    96,685,328
                                            ===========   ===========    ============    ============    ===========    ===========

Exhibit A-2
Page 4 of 6

                                  LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF       31-DEC-96
                                  INCOME STATEMENT FOR THE            12 MONTHS ENDED                                     31-DEC-96
                                                                                 COMBINED
                                                                                 ENTITIES                               CONSOLIDATED
                                                       PURCHASE ACCOUNTING       ADJUSTED       LEHIGH    ELIMINATIONS    LEHIGH
                                          COMBINED         ADJUSTMENTS          FOR PURCHASE  ACQUISITION     AND       ACQUISITION
                                          ENTITIES       DR            CR        ADJUSTMTS    CORPORATION  ADJUSTMENTS  CORPORATION
                                        -----------  -----------   -----------  ------------ ------------ ------------  ------------

Revenues:
  Lots with roads only                     858,281                                  858,281                                 858,281
  Builder lots (serviced)                1,910,079                                1,910,079                               1,910,079
  Other lot sales                        3,643,753                                3,643,753                               3,643,753
    Less estimated uncollectible
     sales                                (140,317)                                (140,317)                               (140,317)
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
      Net homesite sales                 6,271,796                                6,271,796                               6,271,796
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
  Commercial/bulk land sales             9,888,292                                9,888,292                               9,888,292
  Timeshare sales                          182,265                       6,691      188,956                                 188,956
  Residential sales                        129,660                                  129,660                                 129,660
  Discount earned on acquired
   receivables                           2,967,843                   1,614,422    4,582,265                               4,582,265

  Bargain differential earned:
    Lots with roads only                                               384,824      384,824                                 384,824
    Builder lots (serviced)                                            348,353      348,353                                 348,353
    Timeshare
    Commercial/bulk land                                             1,408,118    1,408,118                               1,408,118
    Receivables
    Property and equipment                                             548,342      548,342                                 548,342
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
      Total bargain differential
       earned                                                        2,689,637    2,689,637                               2,689,637
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

  Finance income                           870,849                                  870,849         3,011                   873,860
  Operating revenues - subsidiaries      4,562,045                       5,416    4,567,461                               4,567,461
  Other revenues                         2,588,750                      75,413    2,664,163                               2,664,163
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
         Total revenues                 27,461,500                   4,391,579   31,853,079         3,011                31,856,090
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

Cost of Sales:
  Lots with roads only                     449,540        35,866                    485,406                                 485,406
  Builder lots (serviced)                  988,853        15,367                  1,004,220                               1,004,220
  Other lot sales                          937,174                                  937,174                                 937,174
  Commercial/bulk land sales             2,704,425     1,105,318                  3,809,743                               3,809,743
  Timeshare sales                          123,064                     123,064
  Residential sales                        102,277                                  102,277                                 102,277
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
     Total cost of sales                 5,305,333     1,156,551       123,064    6,338,820                               6,338,820
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

Expenses:
  Selling expenses                       3,397,689                                3,397,689                               3,397,689
  Property taxes                         2,792,445                                2,792,445                               2,792,445
  General and administrative
   expenses                              2,814,337                     291,251    2,523,086       147,030      240,000    2,910,116
  Operating expenses - subsidiaries        602,428                       5,923      596,505                   (240,000)     356,505
  Other expenses                         4,774,566                   4,515,012      259,554                                 259,554
  Depreciation                             195,660                      20,141      175,519           222                   175,741
  Interest expense                         924,637                                  924,637       255,712                 1,180,349
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
       Total expenses                   15,501,762                   4,832,327   10,669,435       402,964                11,072,399
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries               6,654,405     1,156,551     9,346,970   14,844,824      (399,953)               14,444,871

Provision for (reduction) income
     taxes:
  Current                                2,947,438                                2,947,438      (291,400)                2,656,038
  Deferred                                                                                     (6,694,051)               (6,694,051)
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
                                         2,947,438                                2,947,438    (6,985,451)               (4,038,013)
Income (loss) before minority
  interest and equity in
  earnings of consolidated
  subsidiaries                           3,706,967     1,156,551     9,346,970   11,897,386     6,585,498                18,482,884
Minority interest                            8,173                                    8,173                                   8,173
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Net income (loss) before equity in
  earnings of consolidated
  subsidiaries                           3,715,140     1,156,551     9,346,970   11,905,559     6,585,498                18,491,057
Equity in earnings of subsidiaries                                                             11,905,559  (11,905,559)
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Net income (loss)                        3,715,140     1,156,551     9,346,970   11,905,559    18,491,057  (11,905,559)  18,491,057
R/E (deficit) begin of period          (15,964,591)                 30,506,040   14,541,449    35,988,335  (14,541,449)  35,988,335
Dividends from (advances to) subs       (3,100,000)                              (3,100,000)                 3,100,000
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
R/E (deficit) end of period            (15,349,451)                 38,696,459   23,347,008    54,479,392  (23,347,008)  54,479,392
                                       ===========   ===========   ===========  ===========  ============  ===========  ===========

Exhibit A-2
Page 5 of 6

                                  COMBINED ENTITIES CONSOLIDATING BALANCE SHEET AS OF       31-DEC-96
                                  INCOME STATEMENT FOR THE            12 MONTHS ENDED       31-DEC-96
                                          LEHIGH
                                        CORPORATION  INTERLACHEN    SUNDOWNER                                              TOTAL
                                            AND        LAKES       PROPERTIES                                SRC OF       COMBINED
                                        SUBSIDIARIES  ESTATES          INC.                                 FLORIDA       ENTITIES
                                        ------------ -----------   -----------  ------------ ------------ ------------  ------------

Revenues:
  Lots with roads only                     858,281                                                                          858,281
  Builder lots (serviced)                1,910,079                                                                        1,910,079
  Other lot sales                        3,643,753                                                                        3,643,753
    Less estimated uncollectible
     sales                                (140,317)                                                                        (140,317)
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
      Net homesite sales                 6,271,796                                                                        6,271,796
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
  Commercial/bulk land sales             9,888,292                                                                        9,888,292
  Timeshare sales                          182,265                                                                          182,265

  Residential sales                        129,660                                                                          129,660
  Discount earned on acquired
   receivables                           2,221,428       344,076       402,339                                            2,967,843

  Bargain differential earned:
    Lots with roads only
    Builder lots (serviced)
    Timeshare
    Commercial/bulk land
    Receivables
    Property and equipment
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
      Total bargain differential
       earned
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

  Finance income                           838,733        16,515        15,601                                              870,849
  Operating revenues - subsidiaries      4,427,046        59,635        37,116                                  38,248    4,562,045
  Other revenues                         2,588,750                                                                        2,588,750
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
         Total revenues                 26,547,970       420,226       455,056                                  38,248   27,461,500
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

Cost of Sales:
  Lots with roads only                     449,540                                                                          449,540
  Builder lots (serviced)                  988,853                                                                          988,853
  Other lot sales                          937,174                                                                          937,174
  Commercial/bulk land sales             2,704,425                                                                        2,704,425
  Timeshare sales                          123,064                                                                          123,064
  Residential sales                        102,277                                                                          102,277
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
     Total cost of sales                 5,305,333                                                                        5,305,333
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------

Expenses:
  Selling expenses                       3,366,990        23,269         7,430                                            3,397,689
  Property taxes                         2,773,648         9,902         8,895                                            2,792,445
  General and administrative
   expenses                              2,811,747         1,837           753                                            2,814,337
  Operating expenses - subsidiaries        355,555       121,330       124,593                                     950      602,428
  Other expenses                         4,774,566                                                                        4,774,566
  Depreciation                             195,660                                                                          195,660
  Interest expense                         924,637                                                                          924,637
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
       Total expenses                   15,202,803       156,338       141,671                                     950   15,501,762
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries               6,039,834       263,888       313,385                                  37,298    6,654,405

Provision for (reduction) income
     taxes:
  Current                                2,791,999       126,400        19,100                                   9,939    2,947,438
  Deferred
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
                                         2,791,999       126,400        19,100                                   9,939    2,947,438
Income (loss) before minority
  interest and equity in
  earnings of consolidated
  subsidiaries                           3,247,835       137,488       294,285                                  27,359    3,706,967
Minority interest                            8,173                                                                            8,173
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Net income (loss) before equity in
  earnings of consolidated
  subsidiaries                           3,256,008       137,488       294,285                                  27,359    3,715,140
Equity in earnings of subsidiaries
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
Net income (loss)                        3,256,008       137,488       294,285                                  27,359    3,715,140
R/E (deficit) begin of period           (7,414,972)   (1,719,579)   (7,030,715)                                200,675  (15,964,591)
Dividends from (advances to) subs       (3,100,000)                                                                      (3,100,000)
                                       -----------   -----------   -----------  -----------  ------------  -----------  -----------
R/E (deficit) end of period            (7,258,964)    (1,582,091)   (6,736,430)                                228,034  (15,349,451)
                                       ===========   ===========   ===========  ===========  ============  ===========  ===========

Exhibit A-2
Page 6 of 6

                                  LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF       31-DEC-96
                                  INCOME STATEMENT FOR THE            12 MONTHS ENDED                                     31-DEC-96
                                          HOME AT                                                              TOTAL LEHIGH
                                          LEHIGH,                   OTHER LEHIGH                               CORPORATION
                                         INC.(Sold    PALM COAST    CORPORATION      LEHIGH                       AND
                                          1/31/96)  HOLDINGS, INC.  SUBSIDIARIES   CORPORATION   ELIMINATIONS  SUBSIDIARIES
                                       ------------ --------------  ------------  ------------   ------------  ------------
Revenues:
  Lots with roads only                                                                 858,281                      858,281
  Builder lots (serviced)                                                            1,910,079                    1,910,079
  Other lot sales                                        1,620,295     2,023,458                                  3,643,753
    Less estimated uncollectible
     sales                                                 (35,600)      (35,400)      (69,317)                    (140,317)
                                        ----------    ------------   -----------  ------------    -----------   -----------
      Net homesite sales                                 1,584,695     1,988,058     2,699,043                    6,271,796
                                        ----------    ------------   -----------  ------------    -----------   -----------
  Commercial/bulk land sales                             5,616,677       275,000     3,996,615                    9,888,292
  Timeshare sales                                                                      182,265                      182,265
  Residential sales                        129,660                                                                  129,660
  Discount earned on acquired
     receivables                                         1,556,671                     664,757                    2,221,428

  Bargain differential earned:
    Lots with roads only
    Builder lots (serviced)
    Timeshare
    Commercial/bulk land
    Receivables
    Property and equipment
                                        ----------    ------------   -----------  ------------    -----------   -----------
      Total bargain differential
         earned
                                        ----------    ------------   -----------  ------------    -----------   -----------

  Finance income                                            32,029        44,575       763,187         (1,058)      838,733
  Operating revenues - subsidiaries                        230,865     4,155,845        68,581        (28,245)    4,427,046
  Other revenues                            78,666        (238,550)      153,409     2,594,658            567     2,588,750
                                        ----------    ------------   -----------  ------------    -----------   -----------
         Total revenues                    208,326       8,782,387     6,616,887    10,969,106        (28,736)   26,547,970
                                        ----------    ------------   -----------  ------------    -----------   -----------

Cost of Sales:
  Lots with roads only                                                                 449,540                      449,540
  Builder lots (serviced)                                                              988,853                      988,853
  Other lot sales                                          327,726       609,448                                    937,174
  Commercial/bulk land sales                             1,123,335        74,161     1,506,929                    2,704,425
  Timeshare sales                                                                      123,064                      123,064
  Residential sales                        102,277                                                                  102,277
                                        ----------    ------------   -----------  ------------    -----------   -----------
     Total cost of sales                   102,277       1,451,061       683,609     3,068,386                    5,305,333
                                        ----------    ------------   -----------  ------------    -----------   -----------

Expenses:
  Selling expenses                           9,245       1,348,059       696,396     1,313,290                    3,366,990
  Property taxes                                         1,565,940       184,174     1,023,534                    2,773,648
  General and administrative
     expenses                               22,830         999,376       115,568     1,673,973                    2,811,747
  Operating expenses - subsidiaries                                      383,800                      (28,245)      355,555
  Other expenses                                                                     4,774,566                    4,774,566
  Depreciation                               1,005          11,797         9,733       174,043           (918)      195,660
  Interest expense                                         910,872         2,436        12,387         (1,058)      924,637
                                        ----------    ------------   -----------  ------------    -----------   -----------
       Total expenses                       33,080       4,836,044     1,392,107     8,971,793        (30,221)   15,202,803
                                        ----------    ------------   -----------  ------------    -----------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                  72,969       2,495,282     4,541,171    (1,071,073)         1,485     6,039,834

Provision for (reduction) income
 taxes:
  Current                                                1,755,100     1,710,840      (673,941)                   2,791,999
  Deferred
                                        ----------    ------------   -----------  ------------    -----------   -----------
                                                         1,755,100     1,710,840      (673,941)                   2,791,999
Income (loss) before minority
  interest and equity in
  earnings of consolidated
  subsidiaries                              72,969         740,182     2,830,331      (397,132)         1,485     3,247,835
Minority interest                           (1,459)                      (14,015)                      23,647         8,173
                                        ----------    ------------   -----------   ------------   -----------   -----------
Net income (loss) before equity in
  earnings of consolidated
  subsidiaries                              71,510         740,182     2,816,316      (397,132)        25,132     3,256,008
Equity in earnings of subsidiaries                                                  11,843,559    (11,843,559)
                                        ----------    ------------   -----------  ------------    -----------   -----------
Net income (loss)                           71,510         740,182     2,816,316    11,446,427    (11,818,427)    3,256,008
R/E (deficit) begin of period             (391,364)       (558,739)   (2,575,823)   23,145,822    (27,034,868)   (7,414,972)
Dividends from (advances to) subs          319,854                      (529,093)   (3,100,000)       209,239    (3,100,000)
                                        ----------    ------------   -----------  ------------    -----------   -----------
R/E (deficit) end of period                                181,443      (288,600)   31,492,249    (38,644,056)   (7,258,964)
                                        ==========    ============   ===========  ============    ===========   ===========


Exhibit A-3
Page 1 of 3

HEATER UTILITIES, INC.
CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED DECEMBER 31, 1996
                                                HEATER       HEATER OF      BROOKWOOD      UPSTATE
                                               UTILITIES     SEABROOK      WATER CORP.     HEATER      ELIMINATIONS        TOTAL
ASSETS

PROPERTY AND EQUIPMENT
  Utility plant                                34,972,262                   8,059,216     1,420,701                      44,452,179
  Non utility property                             10,520                                                                    10,520
                                            -------------    ---------    -----------   -----------    ------------   -------------
                                               34,982,782                   8,059,216     1,420,701                      44,462,699
                                            -------------    ---------    -----------   -----------    ------------   -------------
  Less:
      Acquisition adjustment  (net)            (3,605,996)                     68,989      (111,679)                     (3,648,685)
      Accumulated depreciation                 (9,064,389)                 (2,520,462)     (392,243)                    (11,977,095)
                                            -------------    ---------    -----------   -----------    ------------   -------------
                                              (12,670,385)                 (2,451,472)     (503,922)                    (15,625,780)
                                            -------------    ---------    -----------   -----------    ------------   -------------

INVESTMENTS
      Other Investments                         6,020,582                                                                 6,020,582
      Investments In Subs.                      1,258,636                                                (1,258,636)
                                            -------------    ---------    -----------   -----------    ------------   -------------
                                                7,279,218                                                (1,258,636)      6,020,582
                                            -------------    ---------    -----------   -----------    ------------   -------------

CURRENT ASSETS
  Cash                                            535,982                      39,168            75                         575,225
  Working funds                                     3,913                                       750                           4,663
  Investment in CD's                              750,000                      30,000        50,000                         830,000
  Customer accounts receivable                    673,267                     173,216        44,241                         890,724
    less allowances for doubtful accounts         (16,394)                     (2,057)       (1,014)                        (19,465)
  Notes receivable                              1,980,961                      12,020                    (1,928,887)         64,093
  Other accounts receivable                       172,254                       5,374           310           9,713         187,651
  Accts. receivable from Assoc. Companies         511,086                                                  (511,086)
  Installation materials and supplies             274,669                      39,406        12,481                         326,557
  Prepaid expenses                                666,202                     132,491        21,534                         820,227
  Other current and accrued assets                                                950                                           950
                                            -------------    ---------    -----------   -----------    ------------   -------------
        TOTAL CURRENT ASSETS                    5,551,939                     430,568       128,377      (2,430,260)      3,680,624
                                            -------------    ---------    -----------   -----------    ------------   -------------

REGULATORY ASSETS                                                               1,320         1,117                           2,437


   TOTAL ASSETS                                35,143,554                   6,039,631     1,046,273      (3,688,896)     38,540,563
                                            =============    =========    ===========   ===========    ============   =============

Exhibit A-3
Page 2 of 3

HEATER UTILITIES, INC.
CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED DECEMBER 31, 1996

                                               HEATER       HEATER OF      BROOKWOOD         UPSTATE
                                             UTILITIES      SEABROOK      WATER CORP.        HEATER      ELIMINATIONS       TOTAL

LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
  Capital stock, par value $1.00 per
  share--authorized 13,500 shares,
  issued and outstanding 13,500
  shares                                         13,500                         7,500           1,000         (8,500)        13,500
  Additional paid in capital                  5,826,750                       213,428         464,864       (678,293)     5,826,750
  Retained Earnings                           4,479,274                     1,054,336        (137,064)      (571,843)     4,824,703
                                           ------------   -----------     -----------     -----------    -----------    -----------
                                             10,319,524                     1,275,264         328,801     (1,258,636)    10,664,953


LONG-TERM DEBT                               13,560,801                     1,400,961         527,926     (1,928,887)    13,560,801



CURRENT LIABILITIES
  Accounts payable to vendors                   664,605                        46,634          23,962                       735,201
  Accts. payable to Assoc. Companies                                          542,991         (41,619)      (501,373)             0
  Accounts payable to MP&L                      567,238                                                                     567,238
  Income taxes payable - Federal               (342,626)                     (115,060)         29,149                      (428,537)
  Income taxes payable - State                 (105,950)                      (31,132)          1,065                      (136,017)
  Taxes other than income                        42,473                        13,950           3,996                        60,419
  Customer deposits                              29,703                       159,998                                       189,701
  Other accrued expenses                      1,046,686                       239,442          71,158                     1,357,286
  Current portion of long-term debt               5,400                                                                       5,400
                                           ------------   -----------     -----------     -----------    -----------    -----------
TOTAL CURRENT LIABILITIES                     1,907,528                       856,824          87,710       (501,373)     2,350,690


C.I.A.C.                                     10,670,510                     2,707,185         107,101                    13,484,797

ACCUM. DEFERRED INC. TAXES                   (1,305,681)                     (201,811)         (5,411)                   (1,512,902)

REGULATORY LIABILITIES                           (9,129)                        1,208             145                        (7,776)
                                           ------------   -----------     -----------     -----------    -----------    -----------
                                             35,143,554                     6,039,631       1,046,273     (3,688,896)    38,540,563
                                           ============   ===========     ===========     ===========    ===========    ===========

Exhibit A-3
Page 3 of 3

HEATER UTILITIES, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR   ENDED DECEMBER  31, 1996
                                                   HEATER       HEATER OF     BROOKWOOD      UPSTATE
                                                  UTILITIES     SEABROOK     WATER CORP.     HEATER       TOTAL
Operating Revenues
       Water                                    $5,807,725      $189,858    $1,470,655      $348,118    $7,816,357
       Sewer                                       562,435       175,634                                   738,069
       Other                                       279,751         6,143       114,162        26,992       427,048
                                                ----------    ----------    ----------    ----------   -----------
             Total Operating Revenues            6,649,911       371,635     1,584,817       375,110     8,981,474
                                                ----------    ----------    ----------    ----------   -----------


Operating Revenue Deductions
       Operations and Maintenance                2,327,505       142,369       478,922       156,375     3,105,172
       Administrative and General                1,607,334       109,444       494,994       140,278     2,352,050
       Taxes Other Than Income                     344,865        11,006        88,963        14,088       458,922
       Property Taxes                              133,715        16,670        21,593        20,794       192,772
       Depreciation                                999,726        87,673       229,526        53,885     1,370,810
                                                ----------    ----------    ----------    ----------   -----------
             Total Operating Revenue
               Deductions                        5,413,146       367,162     1,313,998       385,420     7,479,726
                                                ----------    ----------    ----------    ----------   -----------

Income From Operations                           1,236,765         4,473       270,820       (10,310)    1,501,748
                                                ----------    ----------    ----------    ----------   -----------
Other Income
       Interest Income                             527,560         9,166         7,718          5402       549,847
       Other Non-Utility income                    929,423     1,204,709        57,984          4243     2,196,359

Other Income Deductions
       Interest Expense                            979,812       137,406       131,634        50,258     1,299,109
       Other Non-Utility Deductions                152,010         1,078         2,706            47       155,841
                                                ----------    ----------    ----------    ----------   -----------
             Total Other Income and Income
               Deductions                         (325,161)   (1,075,391)       68,637        40,660    (1,291,255)
                                                ----------    ----------    ----------    ----------   -----------

Net Income (Loss) Before Income Taxes            1,561,926     1,079,863       202,183       (50,969)    2,793,003

       Estimated Income Taxes                      623,885       401,624        80,992       (17,674)    1,088,828

Net Profit (Loss)                                 $938,041      $678,239      $121,190      ($33,295)   $1,704,175
                                                ==========    ==========    ==========    ==========   ===========



Exhibit A-4
Page 1 of 3

                                                   Consolidated MP Automotive Services, Inc. Balance Sheet
                                                                         December 1996
                                                  Consolidated       Eliminations            ATSV                ADSA
                                                -----------------   ----------------    ----------------    ----------------
Assets
     Current Assets
        Cash                                          22,646,028                  0                   1          22,646,027
        Accounts Receivable                                    0                  0                   0                   0
            Minnesota Power                           56,320,168         (6,830,755)         56,320,168           6,830,755
            ADESA                                              0         (2,927,082)          2,927,082                   0
            Other                                              0                  0                   0                   0
            Trade                                     89,488,730                  0                   0          89,488,730
            Allowance - Doubtful Accounts             (5,434,346)                 0                   0          (5,434,346)
        Inventory                                      1,220,782                  0                   0           1,220,782
        Notes Receivable                                       0        (31,270,000)         31,270,000                   0
        Prepayments                                    3,341,341                  0               5,791           3,335,550
        Other Current Assets                                   0                  0                   0                   0
                                                -----------------   ----------------    ----------------    ----------------
            Total Current Assets                     167,582,703        (41,027,837)         90,523,042         118,087,498

     Investments in Sub                                        1       (256,914,517)        256,914,518                   0
     Auto Plant - Net                                155,694,763                  0                   0         155,694,763
     CWIP                                             11,579,000                  0                   0          11,579,000
     Deferred Cost                                       821,265                  0                   0             821,265
     Goodwill                                        170,433,001             (1,999)                  0         170,435,000
     Goodwill Amortization                            (4,752,317)                 0                   0          (4,752,317)
     Intangible Assets                                14,607,417                  0                   0          14,607,417
     Intangible Amortization                          (2,784,000)                 0                   0          (2,784,000)

                                                -----------------   ----------------    ----------------    ----------------
            Total Assets                             513,181,833       (297,944,353)        347,437,560         463,688,626
                                                =================   ================    ================    ================

Exhibit A-4
Page 2 of 3

                                                   Consolidated MP Automotive Services, Inc. Balance Sheet
                                                                     December 1996

                                                    Consolidated       Eliminations            ATSV                ADSA
                                                  -----------------   ----------------    ----------------    ----------------
Liabilities and Stockholder's Equity
     Current Liabilities
        Accounts Payable
            ADESA                                                1        (33,557,837)          1,161,007          32,396,831
            Minnesota Power                              6,539,306                  0           6,539,306                   0
            Other                                       52,670,257                  0           1,153,750          51,516,507
        Current maturities                                 132,000                  0                   0             132,000
        Notes Payable                                      245,000         (7,470,000)                  0           7,715,000
        Accrued Income Taxes                             1,125,498                  0             428,080             697,418
        Accrued Other Taxes                                 12,963                  0                   0              12,963
        Accrued Other Liabilities                       11,036,290                  0                   0          11,036,290
                                                  -----------------   ----------------    ----------------    ----------------
            Total Current Liabilities                   71,761,315        (41,027,837)          9,282,143         103,507,009

        Long-Term Debt                                  98,915,099                  0                   0          98,915,099
        Deferred Income Taxes                            2,501,000                  0                   0           2,501,000
        Minority Interest                                1,776,000                  0                   0           1,776,000
                                                  -----------------   ----------------    ----------------    ----------------
            Total Liabilities                          174,953,414        (41,027,837)          9,282,143         206,699,108
                                                  -----------------   ----------------    ----------------    ----------------

Stockholder's Equity
     Common Stock, Without Par
        XXXX Shares Authorized
        Issued and Outstanding                         332,351,924       (253,294,857)        332,351,924         253,294,857
     Retained Earnings                                   5,803,495         (3,621,659)          5,803,493           3,621,661
     Cumulative Translation Adjustment                      73,000                  0                   0              73,000
                                                  -----------------   ----------------    ----------------    ----------------
            Total Stockholder's Equity                 338,228,419       (256,916,516)        338,155,417         256,989,518
                                                  -----------------   ----------------    ----------------    ----------------

            Total Liabilities and
            Stockholder's Equity                       513,181,833       (297,944,353)        347,437,560         463,688,626
                                                  =================   ================    ================    ================

Exhibit A-4
Page 3 of 3

                                            Consolidated MP Automotive Services, Inc. Statement of Income
                                                         Year To Date as of December 1996
                                             Consolidated        Eliminations           ATSV                ADSA
                                            ----------------    ----------------   ----------------    ----------------
Income
     Auto Redistribution                        182,949,376                   0                  0         182,949,376
     Equity in Sub Earnings                               0          (3,651,801)         3,651,801                   0
     Interest                                     2,864,671          (3,743,961)         5,617,126             991,506
     Miscellaneous                                        0                   0                  0                   0
                                            ----------------    ----------------   ----------------    ----------------
        Total Income                            185,814,047          (7,395,762)         9,268,927         183,940,882
                                            ----------------    ----------------   ----------------    ----------------

Expenses
     Direct Auction                              75,257,196                   0                  0          75,257,196
     Maintenance                                  2,255,919                   0                  0           2,255,919
     Property Taxes                               1,974,759                   0                  0           1,974,759
     Depreciation / Amortization                 11,753,084                   0                  0          11,753,084
     Interest                                     7,922,977          (3,743,961)                 0          11,666,938
     Administrative and General                  74,635,276                   0          2,061,709          72,573,567
                                            ----------------    ----------------   ----------------    ----------------
        Total Expenses                          173,799,211          (3,743,961)         2,061,709         175,481,463
                                            ----------------    ----------------   ----------------    ----------------

Income (Loss) Before Taxes                       12,014,836          (3,651,801)         7,207,218           8,459,419
Minority Interest                                  (778,972)           (778,972)                 0                   0
Income Tax (Expense) Benefit                     (5,499,526)                  0         (1,470,881)         (4,028,645)
                                            ----------------    ----------------   ----------------    ----------------
        Net Income (Loss)                         5,736,338          (4,430,773)         5,736,337           4,430,774
                                            ----------------    ----------------   ----------------    ----------------

Exhibit A-5
Page 1 of 1






                                ADESA Corporation

            Consolidating financial statements for ADESA Corporation have been excluded from this exhibit due to the competitive nature of the information.

Exhibit A-6
Page 1 of 2

                                                      RENDFIELD CONSOLIDATED BALANCE SHEET
                                                                   DECEMBER  1996
                                 CONSOLIDATED   ELIMINATIONS      REND           UTIL
                                 -------------  ------------  -------------  ------------
NONUTIL PROP & INVESTMENTS(N)
  NONUTILITY & OTHER
    NONUTILITY PLANT -100             552,170             0        552,170             0
    ACCUM DEPR-NONUTIL-600                  0             0              0             0
    OTHER -950                              0             0              0             0
  SECURITIES INVEST - 900                   0             0              0             0
  EQUITY INVESTMENTS - 910                  0             0              0             0
  INVEST IN SUBSIDIARIES-200                0     5,708,187      5,708,187-            0
                                -------------  ------------  -------------  ------------
    TOTAL NONU PROP & INVEST          552,170     5,708,187      5,156,017-            0
                                -------------  ------------  -------------  ------------
CURRENT ASSETS (A)
  CASH
    CASH -110                          60,063             0         60,063             0
  OTHER ACCOUNTS RECEIVABLE
    NOTES RECEIVABLE -310                   0             0              0             0
    OTHER ACCOUNTS REC -409               848             0            848             0
    ACCTS REC FROM ASSOC -432      11,490,604    17,115,320-    22,704,854     5,901,070
    OTHER CURRENT ASSETS -900               0             0              0             0
                                -------------  ------------  -------------  ------------
     TOTAL CURRENT ASSETS          11,551,515    17,115,320-    22,765,765     5,901,070
                                -------------  ------------  -------------  ------------
  ACCUM DEF INC TAXES H-254         5,203,741             0      5,203,741             0
  OTHER -200                           32,036             0         32,036             0
                                -------------  ------------  -------------  ------------
     TOTAL DEFERRED DEBITS          5,235,777             0      5,235,777             0
                                -------------  ------------  -------------  ------------
TOTAL ASSETS                       17,339,462    11,407,133-    22,845,525     5,901,070
                                =============  ============  =============  ============
CAPITALIZATION
  COMMON EQUITY (C)
    COMMON STK&PD IN CAP-090        5,487,500     6,397,500-     5,487,500     6,397,500
    CAPITAL STOCK EXP-300                   0             0              0             0
    RETAINED EARNINGS-400          12,003,960-   12,105,687     12,003,960-   12,105,687-
  LONG-TERM DEBT D-700                      0             0              0             0
                                -------------  ------------  -------------  ------------
      TOTAL CAPITALIZATION          6,516,460-    5,708,187      6,516,460-    5,708,187-
                                -------------  ------------  -------------  ------------
CURRENT LIABILITIES (L)
 CURRENT MATURITITES  - 200                 0             0              0             0
    ACCOUNTS PAYABLE                  266,754             0        266,755             0
    ACCOUNTS PAY TO ASSOC-322      18,900,000    17,115,320-    24,801,069    11,214,250
  ACCRUED TAXES
    FEDERAL INCOME TAXES -401          43,710-            0      1,951,840     1,995,550-
    STATE INCOME TAXES -450            98,167-            0        923,860     1,022,027-
    OTHER ACCRUED TAXES -500            7,646             0          7,646             0
  MISC CURRENT LIAB -930                    0             0      3,412,584-    3,412,584
                                -------------  ------------  -------------  ------------
     TOTAL CURRENT LIABILITIE      19,032,523    17,115,320-    24,538,586    11,609,257
                                -------------  ------------  -------------  ------------
  ACCUM DEF INC TAXES F-100         4,823,399             0      4,823,399             0
                                -------------  ------------  -------------  ------------
TOTAL LIAB & CAPITALIZATION        17,339,462    11,407,133-    22,845,525     5,901,070
                                =============  ============  =============  ============

Exhibit A-6
Page 2 of 2

                                                 RENDFIELD CONSOLIDATED STATEMENT OF INCOME
                                                      YEAR TO DATE AS OF DECEMBER 1996
                                 CONSOLIDATED  ELIMINATIONS      REND          UTIL
                                 ------------  ------------  ------------  ------------
OTHER INCOME & DEDUCTIONS (T)
  EQUITY IN EARN OF SUBS -200              0             0             0             0
  ALLOW FOR FUNDS-EQUITY -100              0             0             0             0
  INVESTMENT INCOME -300             139,659             0       139,659             0
  EARNINGS FROM REACHALL -542              0             0             0             0
  ALLOW-GAIN ON CAP SALE -543              0             0             0             0
  OTHER MISCELLANEOUS INC-500         78,518-            0        78,518-            0
  INCOME TAXES - INVEST -400          57,780-            0        57,780-            0
               - MISC -600           460,471             0       460,471             0
                                ------------  ------------  ------------  ------------
    TOTAL OTHER INC & DEDUCT         463,832             0       463,832             0
                                ------------  ------------  ------------  ------------
                                ------------  ------------  ------------  ------------
INCOME BEFORE INTEREST CHARGE        463,832             0       463,832             0
                                ------------  ------------  ------------  ------------
OTHER INTEREST EXPENSE             1,035,258             0     1,035,258             0
                                ------------  ------------  ------------  ------------
NET INCOME                           571,426-            0       571,426-            0
                                ============  ============  ============  ============

Exhibit A-7
Page 1 of 1





                        Upper Minnesota Properties, Inc.

        Consolidating financial statements for Upper Minnesota Properties, Inc. have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota
        Power  & Light  Company's  consolidating financial statements.

Exhibit A-8
Page 1 of 2

                                                MINNESOTA PULP CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1996
                                 CONSOLIDATED   ELIMINATIONS      MNPI           MNP2
                                 -------------  ------------  -------------  ------------
NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT -100                   0             0              0             0
     ACCUM DEPR-NONUTIL-600                  0             0              0             0
   SECURITIES INVEST - 900                   0             0              0             0
   EQUITY INVESTMENTS - 910                  0             0              0             0
   INVEST IN SUBSIDIARIES-200                0    11,101,353-    11,101,353             0
                                 -------------  ------------  -------------  ------------
     TOTAL NONU PROP & INVEST                0    11,101,353-    11,101,353             0
                                 -------------  ------------  -------------  ------------
 CURRENT ASSETS (A)
   CASH -110                            32,259             0          6,234        26,026
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE -310                   0             0              0             0
     OTHER ACCOUNTS REC -409             1,400             0              0         1,400
     ACCTS REC FROM ASSOC -432      14,620,591    17,159,205-    17,663,231    14,116,565
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT ASSETS          14,654,250    17,159,205-    17,669,465    14,143,991
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES H-254                 0             0              0             0
   OTHER -200                                0             0              0             0
                                 -------------  ------------  -------------  ------------
      TOTAL DEFERRED DEBITS                  0             0              0             0
                                 -------------  ------------  -------------  ------------
 TOTAL ASSETS                       14,654,250    28,260,558-    28,770,818    14,143,991
                                 =============  ============  =============  ============
 CAPITALIZATION
     COMMON STK&PD IN CAP-090       10,282,100    10,151,313-    10,282,100    10,151,314
     RETAINED EARNINGS-400           1,342,016       950,040-     1,342,017       950,039
   LONG-TERM DEBT D-700                      0             0              0             0
                                 -------------  ------------  -------------  ------------
       TOTAL CAPITALIZATION         11,624,116    11,101,353-    11,624,117    11,101,353
                                 -------------  ------------  -------------  ------------
 CURRENT LIABILITIES (L)
   CURRENT MATURITITES  - 200                0             0              0             0
   ACCOUNTS PAYABLE                          0             0              0             0
   ACCOUNTS PAY TO ASSOC-322         3,030,134    17,159,205-    17,146,701     3,042,638
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401               0             0              0             0
     STATE INCOME TAXES -450                 0             0              0             0
     OTHER ACCRUED TAXES -500                0             0              0             0
   INTEREST ACCRUED - 610                    0             0              0             0
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT LIABILITIES      3,030,134    17,159,205-    17,146,701     3,042,638
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES F-100                 0             0              0             0
                                 -------------  ------------  -------------  ------------
 TOTAL LIAB & CAPITALIZATION        14,654,250    28,260,558-    28,770,818    14,143,991
                                 =============  ============  =============  ============

Exhibit A-8
Page 2 of 2

                                             MINNESOTA PULP CONSOLIDATED STATEMENT OF INCOME
                                                         YEAR TO DATE AS OF DECEMBER 1996
                                 CONSOLIDATED  ELIMINATIONS      MNPI          MNP2
                                 ------------  ------------  ------------  ------------
 OTHER INCOME & DEDUCTIONS (T)
   EQUITY IN EARN OF SUBS -200              0        14,673-       14,673             0
   ALLOW FOR FUNDS-EQUITY -100              0             0             0             0
   INVESTMENT INCOME -300                   0             0             0             0
   EARNINGS FROM LSPI FIBER 543             0             0             0             0
   OTHER MISCELLANEOUS INC-500              0             0             0             0
   INCOME TAXES - INVEST -400               0             0             0             0
                - MISC -600            14,673             0             0        14,673
                                 ------------  ------------  ------------  ------------
     TOTAL OTHER INC & DEDUCT          14,673        14,673-       14,673        14,673
                                 ------------  ------------  ------------  ------------
                                 ------------  ------------  ------------  ------------
 INCOME BEFORE INTEREST CHARGE         14,673        14,673-       14,673        14,673
                                 ------------  ------------  ------------  ------------
 OTHER INTEREST EXPENSE                     0             0             0             0
                                 ------------  ------------  ------------  ------------
 NET INCOME                            14,673        14,673-       14,673        14,673
                                 ============  ============  ============  ============

Exhibit A-9
Page 1 of 1
                  Abbreviations Used in Exhibits


Exhibit A
     Minnesota Power & Light Company (MPL)
     Superior Water, Light and Power Company (SWL)
     Consolidated MP Water Resources Group, Inc. (CNWR)
     Energy Land, Incorporated (ENLD)
     Consolidated MP Automotive Services, Inc. (CNAD)
     Consolidated RendField (CNRD)
     BNI Coal, Ltd. (BNI)
     Rainy River Energy Corporation (RAIN)
     Synertec, Incorporated (SYNR)
     Lakeview Financial Corporation 1 (LFC1)
     Consolidated Upper Minnesota Properties, Inc. (CNUP)
     Consolidated Minnesota Pulp, Incorporated (CNPI)
     MP&L Capital I (MPC1)
     Electric Outlet, Inc. (ELOT)

Exhibit A-1
     MP Water Resources Group, Inc. (MP Water)
     Fibercore, Incorporated (Fibercore)
     Lehigh Acquisition Corporation (LAC)
     Heater Utilities, Inc. (Heater)
     Florida Water Services Corporation (SSU)
     Instrumentation Services, Inc. (ISI)

Exhibit A-2
     No abbreviations used

Exhibit A-3
     Heater Utilities, Inc. (Heater Utilities)
     Heater of Seabrook, Inc. (Heater of Seabrook)
     Brookwood Water Corporation (Brookwood Water Corp.)
     Upstate Heater Utilities, Inc. (Upstate Heater)

Exhibit A-4
     MP Automotive Services, Inc. (ATSV)
     ADESA Corporation (ADSA)

Exhibit A-5
     No abbreviations used

Exhibit A-6
     RendField Land Company, Inc. (REND)
     UtilEquip, Incorporated (UTIL)

Exhibit A-7
     No abbreviations used

Exhibit A-8
     Minnesota Pulp, Inc. (MNPI)
     Minnesota Pulp II, Inc. (MNP2)